UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EQUITY RESIDENTIAL
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NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

You are cordially invited to attend Equity Residential’s 2012 Annual Meeting of Shareholders. This year’s meeting will be held on Thursday, June 21, 2012, at 1:00 p.m., at Two North Riverside Plaza, Suite 2400, Chicago, Illinois, at which time shareholders of record at the close of business on March 30, 2012, will be asked to:

(1)	elect eleven trustees to a one-year term;

(2)	ratify our selection of Ernst & Young LLP as our independent auditor for 2012;

(3)	to approve the company’s executive compensation on an advisory basis;

(4)	consider a shareholder proposal, if properly presented at the meeting; and

(5)	consider any other business properly brought before the meeting.

Your vote is very important. Whether or not you attend the meeting in person, I urge you to vote as soon as possible. Instructions on how to vote are contained in the Proxy Statement.

Thank you for your continued support of Equity Residential.

Sincerely,

Bruce C. Strohm

Corporate Secretary

Two North Riverside Plaza

Chicago, Illinois 60606

April 16, 2012

EQUITY RESIDENTIAL

Two North Riverside Plaza

Chicago, Illinois 60606

PROXY STATEMENT

This Proxy Statement contains information related to the Annual Meeting of Shareholders of Equity Residential (“Equity Residential” or the “Company”), which will be held on Thursday, June 21, 2012, at 1:00 p.m., at Two North Riverside Plaza, Suite 2400, Chicago, Illinois. You have received these proxy materials because our Board of Trustees (the “Board”) is soliciting your proxy to vote your common shares at the Annual Meeting. This Proxy Statement includes information that we are required to provide you under the rules of the Securities and Exchange Commission (“SEC”).

ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

Shareholders will vote on the proposals presented at the Annual Meeting.

What are the Board’s voting recommendations?

The Board recommends a vote:

•	Proposal 1: FOR the election of eleven trustees to a one-year term;

•	Proposal 2: FOR the ratification of the Company’s selection of Ernst & Young LLP as its independent auditor for the fiscal year ending December 31, 2012;

•	Proposal 3: FOR the executive officer compensation program; and

•	Proposal 4: AGAINST the shareholder proposal relating to sustainability reporting.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

How do I access the Notice of Annual Meeting and Proxy Statement and the Annual Report on the Internet?

We are making this proxy statement and our annual report available to shareholders electronically via the Internet at www.proxyvote.com. On April 16, 2012, we began mailing to our shareholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice.

In addition, shareholders may request to receive proxy materials in printed form or electronically by email on an ongoing basis. The Company encourages shareholders to take advantage of the availability of the proxy materials on the Internet in order to save us the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve resources.

Shareholders of Record: If you vote on the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic delivery service.

Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your bank, broker or other holder of record regarding the availability of this service.

Who is entitled to vote?

You will be entitled to vote your shares on each proposal if you held your shares as of the close of business on March 30, 2012 (the “Record Date”). Each of the shares outstanding on that date is entitled to one vote on each proposal. As of the Record Date, a total of 300,522,169 common shares were outstanding and entitled to vote.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., you are the “shareholder of record” of those shares. A Notice of Internet Availability of Proxy Materials with instructions on how to vote your shares has been provided directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares. A Notice of Internet Availability of Proxy Materials with instructions on how to direct the vote of your shares will be forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

What happens if I do not provide instructions to my broker, bank or other holder of record on how to vote the shares that I own beneficially?

Other than for the proposal to ratify the Company’s selection of its independent auditor (Proposal 2), brokers, banks and other holders of record holding shares beneficially owned by their clients do not have the ability to cast votes on the matters presented for consideration at the Annual Meeting unless they have received instructions from the beneficial owner of the shares. Accordingly, if you do not instruct your bank, broker or other holder of record on how to vote in the election of the trustees (Proposal 1), the approval of the advisory vote on executive compensation (Proposal 3), or the shareholder proposal (Proposal 4), no votes will be cast on these proposals on your behalf.

What is required to hold the meeting?

The presence at the meeting in person or by proxy of the holders of a majority of the common shares outstanding on the Record Date will constitute a quorum permitting business to be conducted at the meeting. If you have returned valid proxy instructions (in writing, by phone or over the Internet) or attend the meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the meeting.

How do I vote?

Your vote is important and we encourage you to vote promptly. Internet and telephone voting are available through 11:59 p.m. (Eastern Time) on June 7, 2012. You may vote in the following ways:

•

By Internet. You may vote by Internet using the control number included on your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form (“VIF”), as applicable. You may vote in a secure manner at www.proxyvote.com 24 hours a day. You will be able to confirm that the system has properly recorded your votes and you do not need to return your proxy card or VIF.

•

By Telephone. If you are located in the United States or Canada, you can vote by calling the toll-free telephone number and following the recorded instructions. You will need the control number included on your Notice Regarding the Availability of Proxy Materials, proxy card or VIF, as applicable. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card or your VIF.

•

By Mail. If you are a holder of record and received a full paper set of materials, you can vote by marking, dating and signing your proxy card and returning it by mail in the postage-paid envelope provided. If you are a beneficial holder of shares held of record by a bank or broker or other street name, please complete and mail the VIF provided by the holder of record.

•

At the Annual Meeting. If you are a shareholder of record and attend the annual meeting in person, you may use a ballot provided at the meeting to cast your vote. If you are a beneficial owner, you will need to have a legal proxy from your broker, bank or other holder of record in order to vote by ballot at the meeting.

Can I revoke or change my proxy?

Yes, you may change or revoke your proxy at any time before the meeting by timely delivery of a properly executed, later-dated proxy (including an Internet or phone vote) or by voting in person at the Annual Meeting. The powers of the proxy holders with respect to your shares will be suspended if you attend the meeting in person and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

How can I manage the number of Proxy Statements and Annual Reports I receive?

The Company has adopted a procedure called “householding.” Under this procedure, shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this Proxy Statement and the Annual Report. This procedure reduces our printing costs and postage fees. If you do not want to continue to be provided with hard copies, or would prefer to receive separate copies of the Proxy Statement or Annual Report, please contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

How do I learn the results of the vote?

Voting results of the Annual Meeting will be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be accessible on the Company’s website at www.equityresidential.com in the investor section under “SEC Filings.”

What is the cost of Proxy Solicitation?

The Company has hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay approximately $9,500, plus expenses for these services.

CONTACTING THE BOARD OF TRUSTEES

The Board welcomes your questions and comments. If you would like to communicate with our Board or our Lead Trustee, or if you have a concern related to the Company’s business ethics or conduct, financial statements, accounting practices or internal controls, you may submit your correspondence to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary. All communications will be forwarded to our Lead Trustee.

SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

To be considered for inclusion in next year’s proxy statement, shareholder proposals must be received at our principal executive offices no earlier than the close of business on November 16, 2012 and no later than the close of business on December 17, 2012. Proposals should be mailed to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary. Such proposals must also include the same information concerning proposals for shareholder nominees as required under Article II, Section 13 of the Bylaws of the Company. See “Shareholder Nominees” below.

2011 ANNUAL REPORT

Additional copies of our 2012 Proxy Statement, 2011 Annual Report and Form 10-K for the year ended December 31, 2011, as filed with the SEC, may be obtained without charge by contacting Equity Residential – Investor Relations, at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 (toll free number: 1-888-879-6356; e-mail: investorrelations@eqrworld.com).

GOVERNANCE OF THE COMPANY

Board of Trustees

Our business and affairs are managed under the direction of the Board of Trustees, which currently consists of eleven members. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Board members have complete access to the Company’s management team and our independent auditor.

The Board and each of the key committees – Audit, Compensation and Corporate Governance – also have authority to retain, at the Company’s expense, outside counsel, consultants or other advisors in the performance of their duties. The Company’s Guidelines on Governance require that a majority of the trustees be independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards.

Current charters for the Audit, Compensation and Corporate Governance Committees and the Company’s Guidelines on Governance and Code of Ethics and Business Conduct may be viewed on the

Company’s website at www.equityresidential.com in the investor section under “Corporate Governance.” In addition, the Company will mail copies of the Committee charters, the Guidelines on Governance and the Code of Ethics and Business Conduct to shareholders upon written request to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary or by contacting Investor Relations by phone (1-888-879-6356) or e-mail (investorrelations@eqrworld.com).

Corporate Governance

The Company is dedicated to establishing and maintaining the highest standards of corporate governance. The Board has implemented many corporate governance measures over the years designed to serve the interests of our shareholders and further align the interests of trustees and management with those of our shareholders.

Board Leadership Structure. Since the formation of the Company in 1993, we have separated the roles of Chairman of the Board and Chief Executive Officer of Equity Residential. Our Chairman of the Board, Samuel Zell, founded a predecessor of the Company in the 1960s, has served as Chairman since our initial public offering in August 1993 and is uniquely qualified to serve in this role. Mr. Zell is recognized as one of the founders of today’s public real estate industry after creating three of the largest real estate investment trusts (“REITs”) in history in each of their respective sectors. As our Chairman, he presides over meetings of the full Board of Trustees, stewards the Company, counsels senior management regarding strategy and provides them with a network of resources across the industry. David J. Neithercut, our CEO, sets the strategic direction for the Company under the direction of the Board, is responsible for the day-to-day leadership and performance of the Company and sets the agenda for Board meetings in consultation with the Chairman and our Lead Trustee.

We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe the Company is well-served by our current leadership structure.

Lead Trustee. Charles L. Atwood was appointed Lead Trustee in March 2009. In his capacity as Lead Trustee, Mr. Atwood, who is an independent trustee, coordinates with the other independent trustees, consults with the Chairman and CEO on Board agendas, presides over the executive sessions of the independent trustees and performs such other functions as the Board may direct.

Executive Sessions. Pursuant to the Company’s Guidelines on Governance, the non-management trustees of the Board meet in regularly scheduled executive sessions without management. The independent trustees also meet in executive session at least once a year. The Lead Trustee chairs these sessions. The non-management trustees held four executive sessions in 2011 and the independent trustees held one executive session in 2011.

The Board’s Role in Risk Oversight. The Board as a whole has responsibility for oversight of risk management. The Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees. The Board delegates the review of certain areas of risk to its committees based on their respective principal areas of focus. Each of these committees reports on its deliberations and recommendations to the full Board. The Board also regularly reviews information from senior management regarding areas of risk designed to provide visibility about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance and reputational risks and other current matters that may present material risk to the Company. The Company also performs an annual risk survey, led by the Company’s senior internal audit officer, who interviews each of the Company’s executive officers and surveys other officers of the Company and reports these results to the Audit Committee. This survey assesses risk throughout the business, focusing on the primary areas of operational, financial, legal and compliance risks.

The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s leadership assessment, management succession planning and compensation philosophy, programs and arrangements, including incentive compensation plans. The Audit Committee oversees management of risks associated with financial matters, particularly financial reporting, counterparty risk, tax, accounting, disclosure, internal control over financial reporting, financial policies and cash investment guidelines and credit and liquidity matters, as well as potential conflicts of interest. As part of its charter, the Audit Committee reviews the Company’s policies with respect to risk assessment and risk management. The Audit Committee also meets in separate executive sessions with key management personnel, representatives of the Company’s independent auditor and the Company’s senior internal audit officer. The Corporate Governance Committee manages risks associated with corporate governance and compliance and trustee succession planning, and contributes to the Board’s oversight of enterprise risk management. While each committee is responsible for evaluating certain risks and direct oversight of the management of such risks, as mentioned above, the entire Board of Trustees is informed about and oversees such risks.

Assessment of Board Performance and Board Processes. The trustees, through the Corporate Governance Committee, annually assess the performance of the full Board, individual Board members (including a self-assessment) and Board committees to determine whether the current board leadership and structure continues to be optimal for the Company and takes the assessments into account in making its recommendations to the Board regarding trustee nominees.

Code of Ethics and Business Conduct. The Company has adopted a Code of Ethics and Business Conduct that applies to all trustees and employees. The purpose of the Code of Ethics and Business Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers, employees and trustees. The Audit Committee has responsibility for reviewing the Company’s policies relating to the avoidance of conflicts of interests and reviewing any proposed related party transactions. For further discussion of related party transactions, see “Certain Relationships and Related Transactions.”

Succession Planning. In the event the Chairman of the Board and/or the CEO is unable to serve, (i) the Lead Trustee shall automatically be appointed to serve as the interim Chairman, (ii) the Vice Chairman shall automatically be appointed to serve as the interim CEO and (iii) the Chair of the Compensation Committee of the Board will promptly call a meeting of the Board to initiate the process for the selection of a permanent replacement for either or both positions, as necessary.

Trustee Resignation Policy. The Company has a majority vote standard for the election of trustees in uncontested elections which incorporates a trustee resignation policy for any trustee who does not receive the requisite vote. This resignation policy requires that any trustee nominee who is not elected by a majority vote must promptly tender his or her resignation to the Board. The Board would then decide within 90 days following certification of the shareholder vote, through a process managed by the Corporate Governance Committee and excluding the nominee in question, whether to accept or reject the tendered resignation, or whether other action is recommended. The Board would promptly publically disclose its decision and rationale.

Share Ownership Guidelines. In keeping with its belief that aligning the financial interests of senior officers and trustees of the Company with those of the shareholders will result in enhanced shareholder value, the Board has established ownership guidelines for the senior officers and trustees of the Company. These guidelines provide that within three years of joining the Company or a promotion, the following officers should own shares, limited partnership interests (“OP Units”) in ERP Operating Limited Partnership (the “Operating Partnership”) of which the Company is the general partner, or Long-Term Incentive Plan (“LTIP”) Units in the Operating Partnership, equal to the following respective multiple of their annual base salary: Chief Executive Officer – 5x; Executive Vice Presidents – 3x; and Senior Vice Presidents – 1x. OP Units are exchangeable on a one-for-one basis into the Company’s common shares. LTIP Units are convertible on a one-for-one basis into OP Units subject to certain vesting and other tax requirements. We recognize, of course, that many officers will have much larger ownership stakes in the Company and view this as desirable.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our trustees, executive officers and beneficial owners of more than 10% of the Company’s outstanding common shares to file reports of ownership and changes in ownership with the SEC. We believe that no such person failed to file any such report or to report any transaction on a timely basis during 2011, other than the inadvertent late report relating to 118 shares owned by entities controlled by the spouse and children of Bradley A. Keywell, a Trustee of the Company.

Meetings and Committees of the Board of Trustees

Meetings. During 2011, the Board held 13 meetings, with an average attendance of 96%. No trustee has attended fewer than 75% of the total number of meetings held by the Board and all committees of the Board on which such trustee served. Eight trustees attended the 2011 Annual Meeting of Shareholders. Board members are expected to attend all meetings of the Board and committees of which they are members, as further described in the Company’s Guidelines on Governance. The Board has standing Audit, Compensation and Corporate Governance Committees, which are comprised entirely of trustees who are independent within the meaning of the NYSE listing standards. The Company also has an Executive Committee and a Pricing Committee.

Audit Committee. The current members of the Audit Committee are John E. Neal (Chair), Charles L. Atwood, Mary Kay Haben and Mark S. Shapiro. The Audit Committee is comprised entirely of trustees who meet the independence and financial literacy requirements of the NYSE listing standards. In addition, the Board has determined that both Mr. Neal and Mr. Atwood qualify as “audit committee financial experts” as defined by SEC rules. The Audit Committee’s responsibilities include providing assistance to the Board in fulfilling its responsibilities with respect to oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications, performance and independence and the performance of the Company’s internal audit function. The Company’s senior internal audit officer reports to the Audit Committee. In accordance with its charter, the Audit Committee has sole authority to appoint and replace the independent auditor, which reports directly to the Committee; approve the engagement fees of the independent auditor; and pre-approve the audit services and any permitted non-audit services provided to the Company. In addition, the Audit Committee reviews the scope of audits as well as the annual audit plan, evaluates matters relating to the audit and internal controls of the Company and reviews and approves all material related party transactions. The Audit Committee holds separate executive sessions, outside the presence of senior management, with the Company’s independent auditor and the Company’s senior internal audit officer. During 2011, no member of the Audit Committee served on more than two other public company audit committees. The Audit Committee held 13 meetings in 2011, with an average attendance of 96%.

Compensation Committee. The current members of the Compensation Committee are John W. Alexander (Chair), Linda Walker Bynoe, Bradley A. Keywell and B. Joseph White. The Compensation Committee is comprised entirely of trustees who meet the independence requirements of the NYSE listing standards, and no member of the Committee is a past or present officer or employee of the Company. The Compensation Committee’s responsibilities include establishing the Company’s general compensation philosophy, overseeing the Company’s compensation programs and practices, including incentive and equity-based compensation plans, reviewing and approving executive compensation plans in light of corporate goals and objectives, evaluating the performance of the CEO in light of these criteria and recommending the CEO’s compensation level based on such evaluation, evaluating the performance of the other executive officers before approving their salaries, bonus and incentive and equity compensation, reviewing and making recommendations concerning proposals by management regarding compensation, bonuses, employment agreements, loans to non-executive employees and other benefits and policies regarding such matters for employees of the Company and overseeing the Company’s executive succession and management development plans. The Compensation Committee held 5 meetings in 2011, with 100% attendance.

Corporate Governance Committee. The current members of the Corporate Governance Committee are B. Joseph White (Chair), John W. Alexander and Charles L. Atwood. The Corporate Governance Committee is comprised entirely of trustees who meet the independence requirements of the NYSE listing standards, and no member of the Committee is a past or present officer or employee of the Company. The Corporate Governance Committee’s duties include establishing criteria for recommending candidates for election or reelection to the Board and its committees, considering issues and making recommendations concerning the size, composition, organization and effectiveness of the Board, establishing and overseeing procedures for annual assessment of Board and trustee performance, evaluating issues of corporate governance and shareholder proposals relating to governance matters, and making recommendations to the Board regarding the Company’s governance policies and practices, including its Guidelines on Governance and Code of Ethics and Business Conduct. The Corporate Governance Committee identifies individuals qualified to become Board members and will also consider nominees for trustee suggested by shareholders in written submissions to the Company’s Corporate Secretary as further described in “Trustee Nomination Procedures” below. The Corporate Governance Committee also contributes to the Board’s oversight of enterprise risk management. The Corporate Governance Committee held 4 meetings in 2011, with 100% attendance.

Executive Committee. The current members of the Executive Committee are Samuel Zell (Chair), David J. Neithercut, Charles L. Atwood and John E. Neal. The Executive Committee has the authority within certain parameters to approve proposals to acquire, develop, dispose of and finance investments for the Company. The Executive Committee held 8 meetings in 2011, with an average attendance of 88%.

Pricing Committee. The current members of the Pricing Committee are Samuel Zell and David J. Neithercut. The Pricing Committee has the authority within certain parameters to approve the offering, issuance, redemption and repurchase of the Company’s and the Operating Partnership’s securities. The Pricing Committee held 3 meetings in 2011, with 100% attendance.

Trustee Nomination Procedures

Trustee Qualifications and Diversity. The Company’s Guidelines on Governance set forth the Board’s policies for the desired attributes of trustees and the Board as a whole. The Board will seek to ensure that a substantial majority of its members are independent within the NYSE listing standards. Each member of the Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, high performance standards and must be committed to representing the long-term interests of the Company and the shareholders. The Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience, and believes that, as a group, the nominees bring a diverse range of perspectives to the Board’s deliberations. As a general matter, the Board does not believe it should retain a mandatory retirement age for Trustees or establish term limits for Trustee service, instead preferring to rely upon its evaluation procedures as the primary method of ensuring that each Trustee continues to act in a manner consistent with the best interests of the shareholders, the Board, and the Company.

Identifying and Evaluating Nominees. The Corporate Governance Committee regularly assesses the appropriate number of trustees comprising the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. The Corporate Governance Committee considers suggestions of potential trustee candidates made by current Board members, shareholders, professional search firms or other persons. The Corporate Governance Committee may consider those factors it deems appropriate in evaluating trustee candidates including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience.

The Corporate Governance Committee Chair and all other members of the Corporate Governance Committee (which Committee includes the Lead Trustee), and the Chief Executive Officer (on a non-voting basis), interview potential candidates that the Corporate Governance Committee has deemed qualified and appropriate. If the Committee determines that a potential candidate meets the needs of the Board, has the qualifications and meets the independence standards required by the NYSE as set forth in the Company’s Guidelines on Governance, it will recommend the nomination of the candidate to the Board.

Shareholder Nominees. The Corporate Governance Committee will consider properly submitted shareholder nominees for election to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstance. A shareholder wishing to submit to the Corporate Governance Committee a potential nominee for election to the Board for its consideration should follow the same procedure set forth in the Company’s Bylaws with respect to shareholder nominees. Pursuant to the Company’s Bylaws, a shareholder of the Company who is a shareholder of record both at the time of giving notice (as described in this paragraph) and at the time of the annual meeting, and who is entitled to vote at such meeting, may nominate individuals for election to the Company’s Board of Trustees if the shareholder complies with the following requirements. First, the shareholder must give the Corporate Secretary of the Company timely written notice of nomination. Generally, notice will be timely if it is delivered not earlier than the close of business on the 150th day, nor later than the close of business on the 120th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, for the Company’s annual meeting in the year 2013, the Corporate Secretary must receive the notice after the close of business on November 16, 2012, and prior to the close of business on December 17, 2012. The notice must set forth certain information as to each individual the shareholder proposes to nominate, information with respect to Company security ownership by the shareholder giving such notice, and, to the extent known by the shareholder giving notice, the name and address of any other shareholder supporting the nominee for election. The foregoing is a summary of Article II, Section 13 of the Bylaws of the Company and is qualified in its entirety by the text of that Section. A copy of such section of the Bylaws may be obtained at no cost by writing to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary.

Biographical Information of Executive Officers

Set forth below are biographies of each of our executive officers as of April 1, 2012.

David J. Neithercut, 56, Chief Executive Officer, President and a Trustee of the Company. See biographical information of trustees in Proposal 1 below.

Alan W. George, 54, has been Executive Vice President and Chief Investment Officer of the Company since January 2002. Mr. George was Executive Vice President – Acquisitions/Dispositions from February 1997 to January 2002. Mr. George serves on the Executive Committee of the National Multi Housing Council and is also a member of the Urban Land Institute and the National Association of Home Builders.

Mark J. Parrell, 45, has been Executive Vice President and Chief Financial Officer of the Company since October 2007. Mr. Parrell was Senior Vice President and Treasurer of the Company from August 2005 to October 2007, and was First Vice President – Capital Markets of the Company from February 2003 to July 2005. Mr. Parrell received a J.D. from Georgetown University Law School.

John Powers, 64, has been Executive Vice President – Human Resources since December 2005. Mr. Powers was Senior Vice President – Human Resources from October 2000 to December 2005.

David S. Santee, 53, has been Executive Vice President – Operations of the Company since January 2007. Mr. Santee served as the Company’s Executive Vice President – Eastern Division from November 1996 to December 2006.

Bruce C. Strohm, 57, has been Executive Vice President and General Counsel of the Company since March 1995 and Corporate Secretary of the Company since March 2011. Mr. Strohm was also Corporate Secretary of the Company from November 1995 to December 2006. Mr. Strohm received a J.D. from Northwestern University Law School.

Mark N. Tennison, 51, has been Executive Vice President – Development of the Company since March 2004. Mr. Tennison was Senior Vice President and Chief Operating Officer of Pritzker Residential, a private multifamily investment and operating company, from October 1997 through March 2003.

Frederick C. Tuomi, 57, has been President – Property Management of the Company since March 2005. Mr. Tuomi has been Executive Vice President of the Company since January 1994 and served as President – Western Division from April 1999 to March 2005.

PROPOSAL 1

ELECTION OF TRUSTEES

Introduction

At the Annual Meeting, shareholders will be asked to elect eleven trustees to serve until the 2013 annual meeting and until their respective successors are duly elected and qualified. Following the recommendation of the Corporate Governance Committee, the Company’s Board of Trustees has nominated all the Company’s current trustees, John W. Alexander, Charles L. Atwood, Linda Walker Bynoe, Mary Kay Haben, Bradley A. Keywell, John E. Neal, David J. Neithercut, Mark S. Shapiro, Gerald A. Spector, B. Joseph White and Samuel Zell for election. The process undertaken by the

Corporate Governance Committee in recommending qualified trustee candidates is described above under “Governance of the Company – Trustee Nomination Procedures.”

Independence of Trustees

Pursuant to the Company’s Guidelines on Governance, which require that a majority of our trustees be independent within the meaning of the NYSE listing standards, the Board undertook a review of the independence of Trustees nominated for election at the upcoming annual meeting. The Board reviews the relationships and transactions, if any, during the past year between each trustee or any member of his or her immediate family and the Company as necessary to comply with the definition of independence established by the NYSE. During the period covered by this Proxy Statement, for each trustee identified as independent below, there were no transactions, relationships or arrangements not disclosed pursuant to Item 404(a) of Regulation S-K of the type that would need to be considered in connection with determining the independence of such trustees under the applicable NYSE definition of independence. As a result of this review, the Board affirmatively determined that all the Trustees nominated for election at the Annual Meeting are independent of the Company and its management within the meaning of the NYSE listing standards, with the exception of its Chairman, Mr. Zell and its Chief Executive Officer and President, Mr. Neithercut.

General Information about the Trustees and Nominees

Our Declaration of Trust currently provides for the annual election of all trustees. All the nominees are presently trustees, and each has consented to be named in this Proxy Statement and to serve if elected.

Biographical Information and Qualifications of Trustees

Our trustees bring to the Company’s Board a wealth of leadership experience derived from their service as senior executives and, in some cases, leaders of complex organizations, and have the collective experience that meets the Company’s strategic objectives and contributes to the Board’s effectiveness as a whole. They also all bring public board and committee experience and have an understanding of corporate governance practices and trends. The process undertaken by the Corporate Governance Committee in recommending qualified trustee candidates is described above under “Governance of the Company – Trustee Nomination Procedures.”

Set forth below are biographies of each of our trustees as of April 1, 2012, which include a brief discussion of the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that such individual should serve as a Trustee of the Company.

John W. Alexander, 65, has been a Trustee of the Company since May 1993. He has been President of Mallard Creek Capital Partners, Inc., an investment company with interests in real estate, development entities and operating companies, since 1994. He also has been a partner of Meringoff Equities, a real estate investment company, since 1987 and previously served as its Chief Financial Officer and as a managing director. He had earlier careers at Citibank and Toronto-based Cadillac Fairview, which was North America’s largest public real estate company at that time. He served on the board of directors of Jacor Communications, Inc., a media corporation and one of the largest owners of radio stations in the U.S., before its sale in May 1999.

The Board concluded that Mr. Alexander should serve as a Trustee of the Company based on his many years of experience in the real estate industry, including extensive real estate development, operational and financial expertise and his prior board experience. He also has a great depth of knowledge of the Company’s business and strategy.

Charles L. Atwood, 63, has been a Trustee of the Company since July 2003 and Lead Trustee since March 2009. Mr. Atwood served as Vice Chairman of the Board of Directors of Harrah’s Entertainment, Inc. (now known as Caesars Entertainment Corporation), a private gaming and hospitality company, until retiring from Harrah’s in December 2008. Mr. Atwood had been Vice Chairman of Harrah’s public predecessor company until its sale in January 2008, a member of its Board since 2005, its Chief Financial Officer from 2001 to 2006, and had been with Harrah’s and its predecessors since 1979. Mr. Atwood is director of Gala Coral, a private United Kingdom gaming industry company. Mr. Atwood received an M.B.A. in finance from Tulane University. During his tenure at Harrah’s, Mr. Atwood led that company’s merger, acquisition and divestiture activities, new development, and design and construction projects, representing tens of billions of dollars of transactions.

The Board concluded that Mr. Atwood should serve as a Trustee of the Company based on his experiences in many of the activities which are similar to those engaged in by the Company. Mr. Atwood’s positions provided him a wealth of knowledge in dealing with complex financial and business issues, making him a skilled advisor. His board experience also gives him a deep understanding of the role of boards of directors and positions him well to serve as our Lead Trustee. His experience also qualifies him to serve on the Audit Committee as an “audit committee financial expert,” as defined by the SEC.

Linda Walker Bynoe, 59, has been a Trustee of the Company since December 2009. Ms. Bynoe has been President and Chief Executive Officer of Telemat Ltd., a management consulting firm, since 1995 and served as its Chief Operating Officer from 1989 through 1994. Ms. Bynoe served as a Vice President – Capital Markets for Morgan Stanley from 1985 to 1989, joining the firm in 1978. Ms. Bynoe serves as a director of Anixter International, Inc., Northern Trust Corporation, Prudential Retail Mutual Funds and Simon Property Group, Inc. Ms. Bynoe received an M.B.A. from Harvard Business School.

The Board concluded that Ms. Bynoe should serve as a Trustee of the Company based on her diverse consulting and investment experience and expertise in accounting, corporate governance and strategic development. She also has many years of experience as a director of financial services and other complex companies, including REITs, which make her well-suited to serve on the Company’s Board.

Mary Kay Haben, 55, has been a Trustee of the Company since July 2011. Ms. Haben served as the President-North America for the Wm. Wrigley Jr. Company, a leading confectionary company, until her retirement in February 2011. At Wrigley, Ms. Haben drove growth through new product and packaging innovation, as well as marketing efforts in emerging social media. Prior to joining Wrigley in 2007, Ms. Haben held various executive positions during her 27-year career at Kraft Foods Inc. These included leading significant business divisions and functions for Kraft, driving bottom line growth through marketing innovation and brand positioning efforts, as well as acquisitions and productivity initiatives. She is a former director of Liz Claiborne, Inc. Ms. Haben received an M.B.A. from the University of Michigan Ross School of Business.

The Board concluded that Ms. Haben should serve as a Trustee of the Company based on her substantial experience as a brand builder and consumer products business leader, as well as her drive to exceed consumer expectations through innovation and insights. She brings valuable perspective to the Board as the Company continues to focus on ways to engage with current and future residents.

Bradley A. Keywell, 42, has been a Trustee of the Company since April 2011. Mr. Keywell is a co-founder and director of Groupon, Inc; MediaBank LLC, a provider of integrated media procurement technology; and Echo Global Logistics, Inc., a public transportation management firm. He is also a managing partner of Lightbank, a venture fund, and Meadow Lake Management LLC, an investment and advisory firm. Mr. Keywell is an Adjunct Professor at the University of Chicago Booth School of Business. From 2002 to 2003, he worked for Equity Group Investments, L.L.C., an owner, manager and financier of real estate and corporations, identifying investment opportunities and serving as board liaison to several portfolio companies. Mr. Keywell received a J.D. from the University of Michigan Law School.

The Board concluded that Mr. Keywell should serve as a Trustee of the Company based on his successful entrepreneurial background. As both a founder and director of privately and publicly held companies, Mr. Keywell brings strong entrepreneurial, management and leadership skills to the Board. These skills include expertise in the areas of business strategy and growth, operations, technology and consumer marketing, as well as assessing risks related to new ventures. His experience and insight make him a valuable member of the Board.

John E. Neal, 62, has been a Trustee of the Company since July 2006. Mr. Neal is a partner of Linden LLC, a private equity firm. Mr. Neal has over 30 years of experience in executive positions in the financial services and banking industries with a primary focus on real estate finance. He led Bank One Corporation’s real estate lending and corporate banking businesses until the company was merged with JP Morgan Chase & Co. in July 2004. Prior to joining Bank One, Mr. Neal led the real estate lending businesses at Kemper Financial Services and Continental Bank. He serves as a trustee of the Calamos Mutual Funds and also serves on the boards of private companies in a wide array of industries. He received an M.B.A. from Harvard Business School.

The Board concluded that Mr. Neal should serve as a Trustee of the Company based on his extensive knowledge and experience in leading real estate lending businesses, as well as his board experience. His experience also qualifies him to serve on the Audit Committee as an “audit committee financial expert.”

David J. Neithercut, 56, has been a Trustee and Chief Executive Officer of the Company since January 2006 and President of the Company since May 2005. He was Executive Vice President – Corporate Strategy of the Company from January 2004 to May 2005, and Executive Vice President and Chief Financial Officer of the Company from February 1995 to August 2004. Prior to joining Equity Residential, Mr. Neithercut served as Senior Vice President of Finance for Equity Group Investments, L.L.C. Mr. Neithercut serves as a director of General Growth Properties, Inc. He serves on the Board of Governors and Executive Committee of NAREIT, as well as the Executive Committee of the National Multi Housing Council. Mr. Neithercut is also a member of the Urban Land Institute. Mr. Neithercut received an M.B.A. from the Columbia University Graduate School of Business.

As our CEO and in his prior roles at the Company, the Board concluded that Mr. Neithercut is uniquely qualified to serve as a Trustee of the Company and brings a wealth of experience, including demonstrated management ability at a series of progressively more responsible positions at the Company, and a business understanding in running our large public company that provides him with critical insight into the Company’s operations and perspective in developing and overseeing the Company’s vision and strategic objectives.

Mark S. Shapiro, 42, has been a Trustee of the Board since January 2010. Mr. Shapiro has served as the Chief Executive Officer of Dick Clark Productions since May 2010. Mr. Shapiro was the Chief Executive Officer and a director of Six Flags, Inc., the world’s largest regional theme park company, from December 2005 through May 2010. Six Flags, Inc. filed a voluntary petition to restructure its debt obligations under Chapter 11 of the U.S. Bankruptcy Code (“Chapter 11”) in June 2009 and emerged from Chapter 11 in May 2010. Prior to joining Six Flags, Inc., Mr. Shapiro spent 12 years at ESPN, Inc., where he served as Executive Vice President, Programming and Production and in various other capacities. At ESPN, he had significant responsibility in building the strength of the network’s brand and garnered numerous Emmy and Peabody awards during his tenure. Mr. Shapiro also currently serves as a director of Live Nation, Inc., Frontier Communications Corporation, Papa John’s International, Inc. and

the Tribune Company, a private media conglomerate. The Tribune Company filed a voluntary petition to restructure its debt obligations under Chapter 11 in December 2008.

The Board concluded that Mr. Shapiro should serve as a Trustee of the Company based on his experience as CEO of a large complex organization where he worked to refocus and re-energize the Six Flags brand and the company’s strategy. Coupled with his board service, Mr. Shapiro brings not only business acumen and front-line exposure to many of the issues and challenges facing public companies, but also a drive for innovation and critical insight in the areas of marketing and branding, making him a unique and valuable contributor to the Company’s Board.

Gerald A. Spector, 65, has been a Trustee of the Board since March 1993 and Vice Chairman of the Board since January 2008. Mr. Spector was the Chief Operating Officer of the Tribune Company from December 2009 through December 2010, and served as its Chief Administrative Officer in 2008. Mr. Spector was Executive Vice President of the Company from March 1993 and Chief Operating Officer of the Company from February 1995 until his retirement in December 2007. He began his real estate career in the early 1970s and has extensive prior public and private board experience as well. Mr. Spector is a Certified Public Accountant.

As the Company’s former Chief Operating Officer and a senior leader of the Company since its inception, the Board concluded that Mr. Spector should serve as a Trustee of the Company based on his significant management, strategic and operational responsibilities during his tenure and during the growth of the Company. His knowledge of all aspects of the business and its history, combined with his drive for operational excellence, position him well to serve on the Company’s Board.

B. Joseph White, 64, has been a Trustee of the Company since May 1993. Mr. White is President Emeritus of the University of Illinois and James F. Towey Professor of Business and Leadership in the College of Business at the University's Urbana-Champaign campus. Mr. White served as President of the University of Illinois, a $4.5 billion enterprise with multiple locations and 25,000 employees, from February 2005 to December 2009, and in January 2010 was appointed President Emeritus. Mr. White was a professor at the University of Michigan Business School from 1987 through 2004, served as the Dean of the Business School from 1991 to 2001 and as Interim President of the University of Michigan in 2002. His executive experience has included serving as vice president for management development, personnel and public affairs of Cummins, Inc., a global manufacturing company. Mr. White is a director of Kelly Services, Inc. He previously served as a director of Kaydon Corporation and has served as a director of numerous non-profit boards. Mr. White received an M.B.A., with distinction, from Harvard Business School and a doctorate in Business Administration from the University of Michigan.

The Board concluded that Mr. White should serve as a Trustee of the Company based on three domains of Mr. White’s experience: academic, executive and governance. His academic specialties have included leadership and management, human resource management, organizational change and corporate governance, each germane to the business and board oversight of the Company. His executive experiences contribute to his understanding of the Company’s business, its multiple functions and the leadership and management challenges it faces. His governance experiences that include both public and private board service enable him to understand and perform the duties on the Company’s Board.

Samuel Zell, 70, has been Chairman of the Board of the Company since March 1993. Mr. Zell is chairman and chief executive officer of Equity Group Investments, L.L.C., the private entrepreneurial investment firm he founded more than 40 years ago. He is also co-founder and chairman of Equity International, a private investment firm focused on real estate-related companies outside the U.S., including three publicly-held portfolio companies listed on the NYSE: Gafisa in Brazil; Xinyuan in China; and Homex in Mexico; and a fourth, BR Malls, Brazil’s largest retail property owner and operator, listed on the Bovespa exchange. Currently, he also serves as chairman of Anixter International, Inc.,

Capital Trust, Covanta Holding Corporation and Equity LifeStyle Properties, Inc. Previously, Mr. Zell served as chairman of Equity Office Properties Trust, which was sold in February 2007 for $39 billion in the largest ever private equity transaction at the time. Mr. Zell is also the chairman of the Tribune Company and was its Chief Executive Officer from December 2007 to December 2009.

Mr. Zell serves on the JPMorgan National Advisory Board, the President’s Advisory Board at the University of Michigan, the Visitor’s Committee at the University of Michigan Law School, and with the combined efforts of the University of Michigan Business School, established the Zell/Lurie Entrepreneurial Center. He was appointed a DeRoy Visiting Professor in Honors at the College of Literature, Science and the Arts at the University of Michigan. Mr. Zell received a J.D. from the University of Michigan Law School.

Mr. Zell oversees billions of dollars in investments under the philosophy of active ownership. His investments, as well as his leadership and governance experience, span continents and industries, including finance, energy, transportation, communications, and real estate. He has a strong track record of stewarding companies to maximize their potential. This experience, including Mr. Zell’s service as a director on public company boards for more than 30 years, and in the role of chairman for more than 25 years, led the Board to conclude that Mr. Zell is superbly qualified to serve as a Trustee of the Company.

Vote Required

A majority of the votes cast in person or by proxy at the meeting is required for the election of trustees in an uncontested election. A majority of the votes means that the number of shares voted “for” a Trustee’s election exceeds fifty percent of the total number of votes cast with respect to his or her election. For purposes of the election of trustees, abstentions and broker-non votes will not be counted as votes cast and will have no effect on the results of the vote. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares to approve the election of any substitute nominee proposed by the Board. If any incumbent Trustee does not receive a majority of the votes cast for his or her election, the Trustee is required to tender his or her resignation for the consideration of the Board. See “Corporate Governance – Trustee Resignation Policy” above.

Board Recommendation

The Board recommends that you vote “FOR” each of the eleven nominees for a one-year term.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as the independent auditor to perform the audit of our financial statements and our internal control over financial reporting for 2012. The Board recommends that the shareholders ratify the Company’s selection of Ernst & Young as our independent auditor. Although shareholder action on this matter is not required, the Board believes it is good corporate practice to seek shareholder ratification of its selection. If the selection is not ratified, the Audit Committee will consider whether it is appropriate (without obligation) to select another public accounting firm. Representatives of Ernst & Young are expected to be available at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees

Fees billed to the Company by Ernst & Young for the years ended December 31, 2011 and 2010 were as follows:

Type of Fees:	2011	2010	% Change
Audit fees (1)	$1,611,545	$1,541,379	4.6%
Audit-related fees (2)	23,995	23,995	0.0%

Subtotal:	1,635,540	1,565,374	4.5%

Tax compliance/preparation fees (3)	186,630	238,530	(21.8%)
Tax consulting fees (4)	9,500	150,000	(93.7%)

Subtotal:	196,130	388,530	(49.5%)

All other fees	—	—	—

Total Fees:	$1,831,670	$1,953,904	(6.3%)

(1)	Audit fees are primarily incurred for the review and audit of the Company’s and the Operating Partnership’s annual financial statements and internal control over financial reporting included in their Annual Report on Form 10-K, the review of the Company’s and the Operating Partnership’s interim financial statements included in their Quarterly Reports on Form 10-Q, and for consents related to SEC registration statements, comfort letters related to public offerings of registered securities and assistance in responding to SEC comment letters. Audit fees include $530,000 in 2011 and $510,000 in 2010 related to the Company’s and the Operating Partnership’s Sarbanes-Oxley audits of internal control over financial reporting.

(2)	Fees for audit-related services primarily include services associated with legally required employee benefit plan audits and subscriptions to online accounting and tax information services.

(3)	Tax compliance and preparation fees are primarily incurred for the review or preparation of tax returns for the Company, the Operating Partnership and numerous subsidiaries, claims for refunds and tax payment compliance.

(4)	Tax consulting fees relate primarily to tax planning advice incident to acquisitions, dispositions, developments, financings, and similar issues.

Pre-Approval Policy

The Company’s Audit Committee has reviewed and approved the Company’s engagement of Ernst & Young as its independent auditor, and the incurrence of all of the fees described above, for 2011 and 2010 and has selected Ernst & Young as independent auditor for 2012, subject to review and approval of the final terms of its engagement as such and its audit fees. The Audit Committee has also adopted a Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) for all other services Ernst & Young may perform for the Company in 2012. The Pre-Approval Policy details with specificity the audit and permitted non-audit services that are authorized within each of the above-described categories of services and provides for aggregate maximum dollar amounts for such pre-approved services. Any additional services not described or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for 2012 will require the further advance review and approval of the Audit Committee.

Vote Required

The affirmative vote of holders of a majority of the votes cast in person or by proxy at the meeting is required to ratify the selection of Ernst & Young. For purposes of the vote on this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote. If this proposal is not approved, the selection of the independent auditor will be reconsidered by the Audit Committee and the Board. Because it is difficult and not cost effective to make any change in the independent auditor so far into the year, the appointment of Ernst & Young would probably be continued for 2012 unless the Audit Committee or the Board finds additional good reasons for making an immediate change.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young as the Company’s independent auditor for 2012.

PROPOSAL 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Company is seeking its shareholders’ approval, on an advisory basis, of the compensation of named executive officers as disclosed in this Proxy Statement. Shareholders are being asked to vote on the following advisory resolution:

RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure, is hereby APPROVED.

At the Company’s annual meeting of shareholders in June 2011, its shareholders overwhelmingly approved its executive compensation, with almost 98% of votes cast in favor of the say-on-pay resolution. As a result, the Compensation Committee continued to apply the same effective approach and philosophy it has used in previous years in determining executive compensation and will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

The goal of the Company’s executive compensation program is to retain and reward executives who create long-term value for our shareholders. Our compensation program rewards financial and operating performance as well as leadership excellence. The overall program is designed to align the executive’s long-term interests to the attainment of financial and other performance measures that the Board believes promote the creation of long-term shareholder value and motivate the executive to remain at the Company for years. As described more fully in the Compensation Discussion and Analysis, the Company’s “total compensation” approach to executive compensation, consisting of the mix of fixed and performance-based compensation, including long-term incentive compensation, as well as other forms of compensation discussed in the Executive Compensation tables, is designed to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board believe that the design of the program, and therefore the compensation awarded to named executive officers under the current program, fulfills this objective and is fair and reasonable. Shareholders are urged to read the Compensation Discussion and Analysis section, compensation tables and related narrative discussion of this Proxy Statement, which discuss in detail the elements and implementation of the executive compensation program.

Vote Required

Although the vote on this advisory proposal is non-binding, the Compensation Committee and the Board will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Board Recommendation

The Board recommends that you vote “FOR” the advisory approval of the Company’s executive compensation.

PROPOSAL 4

SHAREHOLDER PROPOSAL

Set forth below is a shareholder proposal submitted on behalf of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Fire Department Pension Fund, the New York City Police Pension Fund, and the New York City Board of Education Retirement System, c/o Comptroller of the City of New York, 1 Centre Street, New York, New York 10007 (the “shareholder proponent”), collectively the beneficial owner of 3,541,227 of the Company’s common shares, along with the supporting statement of the shareholder proponent. The shareholder proposal is required to be voted upon at the annual meeting only if properly presented at the annual meeting by or on behalf of the shareholder proponent. As explained below, the Board recommends that you vote “AGAINST” the shareholder proposal.

REQUEST FOR SUSTAINABILITY REPORT

RESOLVED: Shareholders request that the Board of Directors of Equity Residential (“Company”) prepare and make available to shareholders by September, 2012 a sustainability report addressing greenhouse gas emissions, water conservation, waste minimization, energy efficiency, and other environmental and social impacts the Board deems relevant to Company’s business. The report should address sustainability in operations and maintenance as well as design. It should include a review of the Company’s social and environmental policies, practices and goals, as well as multiple objective statistical indicators relating to each of the above environmental and social impacts.

SUPPORTING STATEMENT

A growing number of investors view companies that are considered good employers, environmental stewards, and corporate citizens as more likely to generate stronger financial returns, better respond to emerging issues, and enjoy long-term success. A 2010 survey by proxy advisor Institutional Shareholder Services found that 83% of investor respondents believed that environmental and social factors can significantly affect long-term shareholder value. A 2011 study by Harvard Business School’s Robert Eccles and two co-authors found that “high sustainability” companies early voluntary adopters of environmental and social policies outperformed “low sustainability” companies in terms of both stock market and accounting performance over an 18-year period. (Robert Eccles et al., “The Impact of a Corporate Culture of Sustainability on Corporate Behavior and Performance,” at 28-31 (working paper Nov. 2011) (available at http://hbswk.hbs.edu/item/6865.html))

The importance assigned to these issues is reflected in the growth of groups such as the Investor Network on Climate Risk (INCR), which supports 100 investors with assets totaling $10 trillion (www.ceres.org/incr), and the UN Principles for Responsible Investment, whose 915 signatories (as of October 2011) have assets under management of approximately $30 trillion. (www.unpri.org/about/) Support levels for shareholder proposals addressing sustainability issues continue to climb: average support for proposals on environmental and social issues reached 20.5% in 2011, with a record four majority votes. (Ted Allen, “Greater Support for Shareholder Proposals on E&S Issues,” ISS Governance Blog, June 20, 2011) (available at http://blog.issgovernance.com/gov/2011/06/greater-support-for-shareholder-proposals-on-es-issues.html))

Accordingly, it is unsurprising that other major REITs such as Prologis have led in this area through the publication of comprehensive sustainability reports addressing greenhouse gas emissions, environmental stewardship, water use, and other related issues.

We recommend that the company use the Global Reporting Initiative’s (“GRI’s”) Sustainability Reporting Guidelines to prepare the sustainability report. The GRI is an international organization developed with representatives from the business, environmental, human rights and labor communities; its guidelines provide a flexible reporting system that allows the omission of content that is not relevant to company operations. The GRI provides a supplement to its reporting framework specifically geared toward the construction and real estate sectors.

We urge shareholders to vote for this proposal.

BOARD STATEMENT OPPOSING SHAREHOLDER PROPOSAL

After careful consideration, your Board and its Corporate Governance Committee believe that the above-described shareholder proposal is not in the best interests of the Company and its shareholders. Accordingly, the Board recommends a vote “AGAINST” adoption of this shareholder proposal for the following reasons.

Opposing Statement: Equity Residential is committed to sustainability and considering the environmental impact of our business activities while mutually benefiting our residents, investors, employees and the communities in which we operate. We support the idea that we should provide information to our shareholders that makes our efforts relating to sustainability more transparent. Accordingly, we published a corporate social responsibility report available on our website in the investor section that communicates our sustainability approach, areas of impact and initiatives, as well as our commitment to governance and social issues.

The shareholder proposal requests that we produce a sustainability report based on the guidelines published by the Global Reporting Initiative. We reviewed the GRI guidelines and concluded that preparing a report in compliance with their complex and technical guidelines would require a substantial commitment of time and money, without adding any meaningful benefit to our management team in the way we currently run our business, or creating any measurable value for our shareholders.

The Board believes the Company has in place the appropriate polices and practices concerning environmental and social issues, and sufficient public disclosure regarding such efforts and initiatives. Since the Board feels that a GRI compliant sustainability report would not provide any meaningful additional information for our shareholders, the Board recommends shareholders vote against the proposal.

Vote Required

The affirmative vote of a majority of all the votes cast in person or by proxy at the meeting is necessary to adopt the resolution in this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Board Recommendation

The Board recommends that you vote “AGAINST” the adoption of this shareholder proposal.

COMMON SHARE OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS

The following table sets forth information, as of March 23, 2012, with respect to the beneficial ownership of the Company’s common shares by each trustee, its named executive officers, and the trustees and all executive officers as a group. Unless otherwise indicated, each person has sole voting and investment power over the common shares listed. On March 23, 2012, a total of 314,021,742 common share equivalents were outstanding (comprised of common shares, OP Units and LTIP Units). OP Units are exchangeable on a one-for-one basis into the Company’s common shares. LTIP Units are convertible on a one-for-one basis into OP Units subject to certain vesting and other tax requirements, as discussed in the “Compensation Discussion and Analysis” below.

	Common Shares/ OP and LTIP Units (1)		Options Exercisable in 60 Days		Percent of Common Shares (1)	Percent of Common Shares/ OP and LTIP Units (1)
Named Executive Officers
David J. Neithercut	522,456	(2)	872,747		*	*
Alan W. George	201,346		341,068		*	*
Frederick C. Tuomi	133,808	(3)	108,192		*	*
David S. Santee	62,405		59,455		*	*
Mark J. Parrell	53,636		82,089		*	*

Trustees
Samuel Zell	9,744,734	(4)	2,153,170		3.87%	3.76%
David J. Neithercut (see above)	—		—		—	—
John W. Alexander	112,001		43,382		*	*
Charles L. Atwood	34,614		42,888		*	*
Linda Walker Bynoe	5,061		6,065		*	*
Mary Kay Haben	2,606		—		*	*
Bradley A. Keywell	3,430		274		*	*
John E. Neal	26,836		16,337		*	*
Mark S. Shapiro	2,318		5,610		*	*
Gerald A. Spector	378,833	(5)	554,750	(5)	*	*
B. Joseph White	61,420		27,186		*	*
Trustees and Executive Officers as a Group (18 persons)	11,576,478		4,688,740		5.24%	5.10%

*	Less than 1%.
(1)	Includes the following number of common shares and OP Units over which the executive officer or trustee disclaims beneficial ownership: Mr. Neithercut (76,756 common shares), Mr. Zell (1,348,053 common shares and 4,462,828 OP Units) and Mr. Spector (74,604 common shares).
(2)	Of the common shares shown, 106,077 were pledged as security for a line of credit, which as of the date hereof has a zero balance.
(3)	Of the common shares shown, 30,000 were pledged as security for a line of credit, which as of the date hereof has a zero balance.
(4)

Includes 29,094 common shares beneficially owned by a trust of which Mr. Zell is the sole trustee and beneficiary and, as such, may be deemed the beneficial owner. Also includes the following shares over which Mr. Zell has no voting or dispositive power and disclaims beneficial ownership: (i) 600 common shares beneficially owned by a trust of which Mr. Zell’s spouse is the trustee, (ii) 1,206,968 common shares beneficially owned by an entity managed or controlled by Mr. Zell, (iii) 3,738 common shares beneficially owned by trusts for the benefit of Mr. Zell and his family, and (iv) 136,747 common shares beneficially owned by a family foundation of which Mr. Zell is a director. Also includes 4,863,502 OP Units, 4,462,828 of which Mr. Zell does not have voting or dispositive power over and disclaims beneficial ownership. Of the common shares and OP Units shown, 5,127,555 were pledged as security for a loan.
(5)	Includes 25,015 common shares and 276,697 options beneficially owned by a family trust, of which Mr. Spector is the sole trustee and, as such, may be deemed the beneficial owner thereof. Of the common shares shown, 160,454 were pledged as security for a loan.

COMMON SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS

This table sets forth information with respect to persons who are known to beneficially own more than 5% of the Company’s 297,508,185 outstanding common shares as of December 31, 2011.

Name and Address of Owner	Common Shares	Percent of Common Shares
The Vanguard Group, Inc. (1) 100 Vanguard Blvd. Malvern, PA 19355	28,100,889	9.4%
Cohen & Steers, Inc. (2) 280 Park Avenue, 10th Floor New York, NY 10017	26,323,809	8.8%
BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	21,992,132	7.4%
FMR LLC (4) 82 Devonshire Street Boston, MA 02109	17,398,756	5.8%

(1)	The Schedule 13-G/A filed by The Vanguard Group, Inc. on February 9, 2012, states that as of December 31, 2011, it has sole power to vote 410,572 shares, sole power to dispose of 27,690,317 shares and shared power to dispose of 410,572 shares. The Schedule 13-G/A filed by Vanguard Specialized Funds—Vanguard REIT Index Fund on January 27, 2012, states that as of December 31, 2011, it has sole power to vote 16,431,480 shares. Vanguard confirmed that the 16,431,480 shares reported as beneficially owned by Vanguard Specialized Funds—Vanguard REIT Index Fund as of December 31, 2011 in its Schedule 13-G/A are included in the 28,100,889 shares reported as beneficially owned by Vanguard in its Schedule 13G/A.
(2)	The Schedule 13-G/A filed by Cohen & Steers, Inc. on February 14, 2012, states that as of December 31, 2011, it has sole power to vote 12,180,364 shares and sole power to dispose of 26,323,809 shares. Such schedule shows that Cohen & Steers, Inc.’s wholly-owned subsidiary, Cohen & Steers Capital Management, Inc., an investment adviser, has sole power to vote 12,041,200 shares and sole power to dispose of 25,839,054 shares. Such schedule shows that Cohen & Steers, Inc.’s and Cohen & Steers Capital Management, Inc.'s wholly-owned subsidiary, Cohen & Steers Europe S.A., an investment adviser, has sole power to vote 139,164 shares and sole power to dispose of 484,755 shares.
(3)	The Schedule 13-G/A filed by BlackRock, Inc. on February 13, 2012, states that as of December 31, 2011, it has sole power to vote 21,992,132 shares and sole power to dispose of 21,992,132 shares.
(4)	The Schedule 13-G filed by FMR LLC on February 14, 2012, states that as of December 31, 2011, it has sole power to vote 1,509,558 shares and sole power to dispose of 17,398,756 shares, as a result of its subsidiaries acting as an investment advisor to various funds.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The goal of the Company’s executive compensation program is to retain and reward executives who create long-term value for our shareholders. Our compensation program rewards financial and operating performance and leadership excellence, aligns the executives’ long-term interests with those of our shareholders and motivates executives to remain at the Company for years.

Shareholder Say on Pay

The Company provides its shareholders with the opportunity to cast an annual advisory vote on its executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of shareholders in June 2011, shareholders overwhelmingly approved its executive compensation, with almost 98% of votes cast in favor of the say-on-pay resolution. As a result, the Compensation Committee continued to apply the same effective approach and philosophy it has used in previous years in determining executive compensation and will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Elements of Total Compensation

The Company takes a “total compensation” approach to executive compensation, meaning that each element of direct compensation is considered both separately and in terms of the total amount paid to an executive. An executive’s direct compensation consists of three elements: a fixed annual salary; short-term incentives in the form of a discretionary annual cash bonus; and discretionary annual long-term incentive compensation, which consists of Share Awards and Option Awards (see definitions under “Long-Term Compensation Awards”) that vest over time. Other forms of compensation, including change in control/post-employment payments, if any, are discussed in the Compensation Tables.

Annual Salary

Annual salaries of executive officers are set at levels competitive with other companies engaged in the real estate industry and with other businesses of comparable size and scope with which we compete for executive talent. The Compensation Committee reviews base salaries for the executive officers annually in the context of the Company’s total compensation approach and makes adjustments, if any, to reflect market conditions, changes in responsibilities and potential merit increases consistent with compensation practices throughout our organization.

Cash Bonus

The second element of direct compensation is an annual cash bonus which is meant to reward achievement of current-year objectives, as well as the long-term success of the Company, and encourage the retention of key executives by providing competitive current cash compensation and opportunities for superior pay for superior performance. Consistent with the Company’s total compensation approach, a cash bonus target amount is established for each executive officer. Target cash bonus is set at a level that rewards each executive officer’s performance appropriately and makes both the executive’s cash compensation opportunity and total compensation opportunity competitive with members of the Company’s identified peer group, as defined under “Benchmarking” below. For 2011, the target cash bonus for Mr. Neithercut, President & CEO, was set by the Compensation Committee as 150% of annual salary, and the target cash bonus for the other named executives was set by Mr. Neithercut in consultation with the Compensation Committee, as 100% of annual salary.

Long-Term Incentive Compensation

The third element of direct compensation is long-term incentive compensation consisting of Share Awards and Option Awards (as described in the “Long-Term Compensation Awards” section below). The Company believes that equity ownership by our executive officers is the best and most direct way to align their interests with those of our shareholders. As a result, each executive officer’s total annual compensation package includes a significant portion of Share Awards and Option Awards. Vesting requirements also encourage the retention of the executive officers. The larger the executive’s total compensation, the larger the percentage long-term incentive compensation will represent of his or her total annual compensation. For 2011, the Compensation Committee set target long-term incentive compensation for Mr. Neithercut as 150% of target cash compensation (annual salary plus target cash bonus), and Mr. Neithercut, in consultation with the Compensation Committee, set targets for the other named executive officers as 100% of target cash compensation. Target long-term compensation is set at a level that would reward each executive’s performance appropriately and make both the executive’s long-term compensation opportunity and total compensation opportunity competitive with members of the Company’s identified peer group.

Actual cash bonus and actual long-term incentive compensation awards for executive officers may be greater or less than target, depending on two factors: 1) the annual assessment of Company and individual performance conducted by Mr. Neithercut in consultation with the Compensation Committee for the named executive officers other than the CEO, and by the Compensation Committee in consultation with the other independent members of the Board of Trustees for Mr. Neithercut; and 2) the Company’s financial position and outlook as determined by the Compensation Committee in consultation with both Mr. Neithercut and the Board of Trustees.

Assessment of Company and Individual Performance

A series of performance measures form the basis of annual performance assessments of the Company, Mr. Neithercut and each of the other named executive officers. The assessment of each named executive officer’s performance measures success on three categories of performance goals: corporate goals (which are shared by all the executive officers) and business unit and individual goals for each executive. At the beginning of each year, Mr. Neithercut and the other named executive officers develop the corporate and business unit goals, as well as individual goals for that year. Once approved by Mr. Neithercut, the goals are presented to the Compensation Committee for consideration and acceptance, along with a series of metrics to assess Company and executive performance towards the goals. Certain performance goals and objectives are meant to deliver current-year results, while others move the Company forward over a longer period. Some of these goals and objectives are measured quantitatively, while others are assessed subjectively.

For 2011, the following categories of performance goals and relative weightings were approved:

Name	Weight of Each Component
	Corporate	Business Unit	Individual
Mr. Neithercut	50%	25%	25%
Mr. George	25%	65%	10%
Mr. Tuomi	25%	65%	10%
Mr. Santee	25%	65%	10%
Mr. Parrell	25%	65%	10%

At regular meetings during 2011, Mr. Neithercut updated the Compensation Committee on the progress on the corporate, business unit and individual goals. At the end of the year, Mr. Neithercut presented the Compensation Committee with an assessment of the performance on corporate, business unit goals and objectives, with both objective metrics and subjective reviews.

To determine the amounts of Mr. Neithercut’s cash bonus and long-term compensation award, the Compensation Committee made its own assessment, in consultation with the other independent members of the Board of Trustees, of performance on the corporate goals, all of the business unit goals and his individual goals for the year. Using that assessment and the weightings assigned to each category of performance goals for Mr. Neithercut, the Compensation Committee determined whether his bonus and long-term compensation award should be at target compensation, or greater or less than target and, if greater or less, to what extent. The results were a recommended cash bonus and recommended long-term compensation award, both of which were subject to further review and adjustment by the Compensation Committee in consultation with the other members of the Board of Trustees.

To determine the amounts of cash bonus and long-term compensation award for each named executive officer other than the CEO, Mr. Neithercut assessed performance on the corporate goals shared by all executive officers, the executive’s performance on his shared and unique business unit goals, and the executive’s performance on his unique individual goals for the year. Using that assessment and the weightings assigned to each category of performance goals for that executive, Mr. Neithercut determined whether the executive’s bonus and long-term compensation awards should be at target compensation, or greater or less than target and, if greater or less, to what extent. The results were a recommended cash bonus and long-term compensation award, both of which were subject to further review and adjustment by Mr. Neithercut in consultation with the Compensation Committee and the other independent members of the Board of Trustees before being finalized.

Once recommended bonuses and long-term compensation awards are determined for all the named executive officers, they are reviewed by the Compensation Committee, in consultation with both Mr. Neithercut and the Board of Trustees, in light of the Company’s financial position and outlook. As a result of the review, the recommended bonuses and long-term compensation awards may be increased or decreased. Mr. Neithercut may propose revised bonuses and/or long-term compensation awards for the named executive officers other than CEO. The Compensation Committee may revise Mr. Neithercut’s bonus and/or long-term compensation award. The Compensation Committee approves actual bonuses and long-term compensation awards for the named executive officers other than CEO. Mr. Neithercut’s actual bonus and long-term compensation award are approved by the Compensation Committee and the other independent members of the Board of Trustees.

Detailed descriptions of performance against corporate goals, business unit goals and individual goals is included in “Evaluation of Company Performance in 2011,” as well as in “Compensation for the Chief Executive Officer in 2011” and “Compensation for the Other Named Executives in 2011” below.

Evaluation of Company Performance in 2011

The primary factors considered by the Compensation Committee and the Board in determining 2011 compensation for the named executive officers were as follows:

Corporate Goals

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Total Shareholder Return. The Company’s stated goal is to achieve long-term Total Shareholder Return that would place it as No. 1 or No. 2 among an agreed upon peer group of five other large public multi-family REITs. While we measure Total Shareholder Return in annual increments, the focus is on strategic direction and results in the long term. The Company’s Total Shareholder Return for 2011 (obtained from Bloomberg) was a positive 12.2%, placing it No. 4 among the peer group. The Company placed No. 1 with its annualized 2-year return of 31.6%, No. 3 with its annualized 3-year return of 31.9% and No. 1 with its annualized 5-year return of 7.0%. The peer group consisted of Apartment Investment & Management Company, AvalonBay Communities, Inc., BRE Properties,

Inc., Camden Property Trust and UDR, Inc. These are the Company’s largest competitors with diversified apartment portfolios located in many of the Company’s core markets.

•

Funds from Operations (“FFO”) and Dividend Growth. The Company’s FFO goal is to achieve strong and sustainable growth from year to year, while delivering results in line with guidance provided to investors. Beginning with the fourth quarter of 2010, the Company began reporting “Normalized FFO” to more accurately reflect the company’s operating performance. Normalized FFO eliminates certain items that by their nature are not comparable from period to period or that tend to obscure actual operating performance. The Company provided original guidance for 2011 Normalized FFO of $2.40–$2.50 per share, which was ultimately narrowed to $2.41-$2.45 per share. For the year ended December 31, 2011, Normalized FFO was $2.43 per share as compared to $2.27 per share for 2010, an increase of 7.0%. For the year ended December 31, 2011, FFO as defined by the National Association of Real Estate Investment Trusts (NAREIT) was $2.41 per share compared to $2.07 per share for 2010.

The Company’s goal with respect to annual dividends is consistent growth over the long term. In 2011, the Company paid a dividend of $1.58 per share, an increase of 7.5% over the 2010 dividend of $1.47 per share. The Company’s policy is to pay an annual cash dividend equal to approximately 65% of Normalized FFO per share. This policy generates payouts closely aligned with the actual annual operating results of the Company's core business and provides increased transparency to investors. The Company paid $0.3375 per share for each of the first three quarters of 2011 and paid a dividend of $0.5675 per share for the fourth quarter of 2011 to bring the full year payout to $1.58 per share, approximately 65% of 2011 Normalized FFO per share. All future dividends remain subject to the discretion of the Company’s Board of Trustees.

•

Balance Sheet and Liquidity Management. The Company’s goal is to maintain a conservative balance sheet and manage liquidity to protect the long-term financial health of the Company and to appropriately manage financial risk. Performance against this goal is measured by subjective assessment given the economic climate and conditions in the real estate industry. Balance sheet and liquidity management continued to be a significant accomplishment in 2011 with the Company refinancing in excess of $1.0 billion in maturing debt obligations The Company successfully managed liquidity by deploying cash generated from net disposition proceeds early in 2011 to reduce indebtedness and create debt capacity to efficiently meet net acquisition and development uses that were weighted towards the third and fourth quarters. During the fourth quarter, the Company issued $1.0 billion in 4.625% notes due 2021 representing the largest single issuance with the lowest coupon in the Company’s history.

In 2011, the Company also successfully expanded existing lender relationships and sourced new forms of secured debt capital. During the third quarter, the Company entered into a new $1.25 billion unsecured credit agreement with a group of 23 financial institutions (increased to $1.75 billion in January 2012). The new facility matures in July 2014, subject to a one-year extension at the Company’s option, with an initial interest rate generally at LIBOR plus a spread (based on the Company’s current credit rating). The facility replaced the Company’s previous facility, carried market leading terms and consists of a high quality and diversified financial institution group. Additionally during the second quarter, the Company continued to broaden its secured lending relationships beyond traditional Fannie Mae and Freddie Mac (the “Government-Sponsored Enterprises” or “GSEs”) multifamily financings by executing a series of secured financings with a new secured lender. These financings were done on terms at, or better, than the other secured alternatives at the time and met the Company’s objective of establishing relationships with multiple secured providers of capital given the uncertainty of the GSEs.

•

General and Administrative Costs (“G&A”) and Property Management Costs. The Company recognizes its obligation to manage overhead, particularly in light of the significant reduction in apartment units under ownership/management that has occurred in recent years. The goal is to manage overhead appropriately, particularly as the business changes, with performance assessed subjectively. For 2011, the Company reported G&A costs totaling approximately $43.7 million versus $39.9 million in 2010, a 9.4% increase. However, the five-year (2006-2011) compounded annual growth rate for G&A costs amounted to a negative 0.3%. Property management costs (including fee and asset management costs) totaled $86.4 million in 2011, a decrease of $8.7 million or 9.2% from 2007, as the number of units decreased by approximately 43,700 from the beginning of 2007 to the end of 2011.

•

Leadership. The Company’s goals in 2011 were to achieve employee engagement of 80%, as measured by our annual employee engagement survey, and to continue focus on retaining employees at above-industry levels. We achieved a score of 84% on the 2011 employee engagement survey and an employee retention rate of 77.6%, a modest decrease from 78.5% in 2010. The Company remains in the industry’s top quartile for employee retention as measured by the 2011 National Apartment Survey Report published by the National Multi-Housing Council.

Business Unit Goals

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Capital Allocation. The Company’s long-term success depends on managing risk while maximizing returns on invested capital. Crucial is management’s decision-making process with respect to where we invest or disinvest; when we invest and disinvest; how we invest (build or buy); and in what product type we invest. The evaluation of this decision-making process and its results can only be subjective and in many cases results cannot be assessed in the short term. During 2011, the Company acquired 20 stabilized properties, consisting of 6,103 apartment units, for an aggregate purchase price of $1.34 billion, at a weighted average cap rate of 5.2%. The Company also acquired one property in lease-up consisting of 95 apartment units for $39.5 million. The Company also acquired six land parcels—one in New York City, two in Southern California, one in San Francisco, one in Seattle and one in Washington, D.C.—and entered into a long-term ground lease on a parcel in New York City, all for future development, for an aggregate purchase price of $202.3 million. Included in this total is $57.9 million funded by the Company’s co-developer, Toll Brothers, for a parcel in New York City noted above. During 2011, the Company sold 47 consolidated properties, consisting of 14,345 apartment units, for an aggregate sale price of $1.48 billion at a weighted average cap rate of 6.5%. The Company realized strong returns on these disposition assets, which generated an aggregate unlevered internal rate of return, inclusive of management costs, of 11.1%. In 2011, the Company completed approximately $139.9 million of new development product, all in core markets. The quality and location of these assets are in keeping with the portfolio transformation accomplished over the past several years. In addition to being completed on time and under budget, the absorption rate of unit occupancy at these new developments exceeded expectations. The Company began construction in 2011 on six properties, anticipated to contain 2,124 apartment units at an aggregate estimated development cost of $656.1 million.

•

Same Store Results. The Company’s 2011 revenue goal was to deliver market leading same store results in the submarkets in which we operate. An analysis of head-to-head market comparisons with seven large competitors showed that the Company’s results equaled or were better than competitors 59% of the time. The assessment was based on analysis of publicly available industry research and the Company’s revenue data by market and submarket. The Company’s same store expense goal was to deliver controllable expense growth within budget. For 2011, same store revenue grew 5.0%, which was the top end of our original guidance range of 4.0% to 5.0%. Expenses grew only 0.6%, which was below the low end of our original guidance of 1.0% to 2.0%. Net operating income (NOI)

increased 7.7% from 2010, which was slightly above the high end of our original guidance range of 5.0% to 7.5%.

The Company’s business unit goals include sustainability, which vary with respect to the responsibilities of each executive officer. We have a commitment to sustainability and consider the environmental impacts of our business activities. When developing and renovating our properties, we strive to reduce energy and water usage by investing in energy saving technology while positively impacting the experience of our residents and the value of our assets. The Company continues to implement a combination of energy efficiency and water conservation projects at is properties, including solid state lighting, irrigation systems, and renewable energy.

Individual Goals

Each of the Company’s executive officers was assigned an individual goal for 2011, Mr. Neithercut by the Compensation Committee and the other executives by Mr. Neithercut. Individual goals were in addition to corporate and business unit goals and were assessed subjectively as they were developmental in nature, intended to move the Company and/or the executive’s business unit forward in terms of organizational structure, improve on such practices as collaboration among business units or enterprise-wide thinking, or address developmental needs of individuals or groups within the organization. Because these goals dealt with potential organizational changes and named individuals and groups with development needs, they were treated as confidential between the executive and those who assign the goals. Each individual goal was set at a performance level that was challenging but possible to achieve or exceed and, in fact, in 2011 some executive officers achieved their individual goals, some exceeded their goals and some achieved less than the expected performance level. For that reason, and because individual goals carry a comparatively small weighting for executive officers (except for Mr. Neithercut whose individual goals carry a 25% weighting and who achieved his individual goals in 2011), we believe the information in “Compensation for the Chief Executive Officer in 2011” and “Compensation for the Other Named Executives in 2011” accurately represents the Company’s and named executive officers’ performance for the year without detailing individual goals.

Compensation for the Chief Executive Officer in 2011

As Chief Executive Officer and President, Mr. Neithercut is responsible for achievement of corporate, business unit and individual goals and was ultimately accountable for the results detailed in “Evaluation of Company Performance in 2011.” Under his stewardship, the Company continued to achieve significant results in 2011, particularly in the areas of Total Shareholder Return, Normalized FFO, Same Store Results, including NOI and revenue growth, General & Administrative Costs, and Leadership. In 2011, the Company advanced the transformation of its portfolio by investing $1.6 billion in apartment properties and land parcels for future development, and taking in proceeds of $1.48 billion from the sale of older, non-core assets. Since Mr. Neithercut’s appointment to Chief Executive Officer in January 2006, through December 2011, the Company provided its shareholders with superior long-term shareholder return, achieving a compound annual growth rate in total return of 11.2% as compared to 2.3% for the S&P 500, 7.7% for the Bloomberg REIT Apartment Index and 3.9% for the Morgan Stanley US REIT Index. In addition, the Company successfully navigated the recent financial crisis under Mr. Neithercut’s guidance and leadership, despite considerable economic pressure on the real estate industry.

The amount of Mr. Neithercut’s bonus and long-term compensation award for 2011 were determined by the performance assessment made by the Compensation Committee in consultation with the other independent members of the Board of Trustees, the weighting assigned to each category of performance goals, and his target compensation. Mr. Neithercut’s performance was assessed as having achieved or exceeded target levels for each category of goals and as having exceeded target levels in the aggregate (with the primary factors detailed in “Assessment of Company and Individual Performance”

and as summarized in “Compensation for the Chief Executive Officer in 2011” above). In light of the Committee’s assessment of Mr. Neithercut’s performance during 2011, Mr. Neithercut received a cash bonus of $1,309,687 (139.7% of target) and a long-term compensation award of $4,018,354 (171.4% of target). As in 2008, 2009 and 2010, Mr. Neithercut did not receive a salary increase for 2011.

In addition to Mr. Neithercut’s annual long-term compensation award, in September 2011, the Company granted Mr. Neithercut a long-term compensation grant and retention award valued at $6,499,995. The Board determined that this retention award is in the best interests of the Company’s shareholders as it is designed to encourage Mr. Neithercut to remain as the Company’s Chief Executive Officer and President until at least February 2016. This award vests in full on February 1, 2016, provided Mr. Neithercut does not voluntarily leave the Company or is terminated by the Company for cause, prior to that date, or earlier upon his death, disability, or a change in control of the Company. In addition, in the event of the termination by the Company of Mr. Neithercut’s employment, other than for cause and the aforementioned events, the award would vest pro-rata. In making the retention award, the Board carefully considered, among other factors, both the appropriate market value for Mr. Neithercut’s services in comparison to peer companies in the real estate industry and the Company’s success under his leadership in meeting its key financial and other goals.

In order to provide our shareholders with a more complete picture of our CEO’s compensation, we are providing additional compensation information not required by the SEC. The following table shows Mr. Neithercut’s total compensation for services performed in the listed years. In accordance with the SEC rules, the Summary Compensation Table discloses the grant date value of equity awards awarded in the listed years, even though such awards were for service in prior years. In contrast, this table shows the grant date value of such awards for the actual year in which services were performed.

Year	Salary	Cash Bonus	Annual Equity Award	Retention Equity Award	Other Compensation	Total Compensation
2011	$625,000	$1,309,687	$4,018,354	$6,499,995	$9,474	$12,462,510
2010	625,000	1,145,317	2,863,290	0	9,270	4,642,877
2009	625,000	719,063	2,489,060	0	8,689	3,841,812

Compensation for the Other Named Executives in 2011

Alan W. George. As Executive Vice President and Chief Investment Officer, Mr. George is responsible for contributing to the overall results of the Company, achievement of corporate goals, performance on goals and objectives of the Investment Group, which includes acquisitions and dispositions, portfolio management and construction services, and achievement of his individual goals. Specifically, for 2011, Mr. George’s performance was assessed on the shared corporate financial and leadership goals, same store revenue growth, property management costs, lease-up performance for development and acquisition assets, and capital allocation, as well as his individual goal for the year. In his leadership role on the Company’s Investment Committee, which makes decisions about capital allocation, Mr. George was directly involved in capital decisions in 2011 to acquire high-quality assets in high barrier to entry markets at attractive pricing, and to dispose of non-core, non-strategic assets, and execution of those decisions. He led the Investment Group in acquisitions of high-quality apartment assets that totaled $1.38 billion, and consolidated dispositions totaling $1.48 billion. Mr. George was recognized for strong performance for the same store revenue growth detailed in “Evaluation of Company Performance in 2011,” his contribution to controlling property management costs, as well as his leadership on lease-up performance for development and acquisition assets. In light of the Committee’s assessment of Mr. George’s performance during 2011, Mr. George received a cash bonus of $589,050 (138.6% of target) and a long-term compensation award of $1,227,185 (144.4% of target). As in 2008, 2009 and 2010, Mr. George did not receive a salary increase for 2011.

Frederick C. Tuomi. As Executive Vice President and President – Property Management, Mr. Tuomi is responsible for contributing to the overall results of the Company, achievement of corporate goals, performance on goals and objectives of Property Management, which comprises the Company’s entire portfolio of apartment assets, and achievement of his individual goals. During 2011, he oversaw the operations of approximately 427 properties with 122,000 apartment units located in 15 states and the District of Columbia, and approximately 3,200 employees, among the largest portfolios in the multifamily sector. He also served on the Company’s Investment Committee. Specifically, for 2011, Mr. Tuomi’s performance was assessed on the shared corporate financial and leadership goals, same store revenue growth, same store expense control, property management costs, and lease-up performance for development and acquisition assets, as well as his individual goal for the year. Mr. Tuomi was recognized for strong performance for his leadership on the same store revenue growth detailed in “Evaluation of Company Performance in 2011,” his contribution to controlling property management costs, as well as his leadership on lease-up performance for development and acquisition assets. In light of the Committee's assessment of Mr. Tuomi's performance during 2011, Mr. Tuomi received a cash bonus of $586,712 (138.0% of target) and a long-term compensation award of $1,173,420 (138.0% of target). As in 2008, 2009 and 2010, Mr. Tuomi did not receive a salary increase for 2011.

David S. Santee. As Executive Vice President – Property Operations, Mr. Santee has responsibility for contributing to the overall results of the Company, achievement of corporate goals, performance on goals and business unit objectives of Property Operations, and achievement of his individual goals. In 2011, he oversaw the areas of property operations (including facilities services, real estate tax, pricing and product procurement for the Company’s entire portfolio of property assets), information technology, marketing and branding, sales and revenue strategy, and the central business group. He also served on the Company’s Investment Committee. Specifically, for 2011, Mr. Santee’s performance was assessed on the shared corporate financial and leadership goals, same store revenue growth, same store expense control, property management costs, and lease-up performance for development and acquisition assets, as well as his individual goal for the year. Mr. Santee was recognized for strong performance for his leadership on the same store revenue growth detailed in “Evaluation of Company Performance in 2011,” his contribution to controlling property management costs, as well as his leadership on lease-up performance for development and acquisition assets. In light of the Committee’s assessment of Mr. Santee’s performance during 2011, Mr. Santee received a cash bonus of $517,687 (138.0% of target) and a long-term compensation award of $1,035,371 (138.0% of target). For 2011, Mr. Santee received a 7.1% salary increase, to bring his compensation closer to a competitive market level.

Mark J. Parrell. As Executive Vice President and Chief Financial Officer, Mr. Parrell is responsible for contributing to the overall results of the Company, achievement of corporate goals, performance on business unit goals and objectives in the areas of accounting, budgeting, financial planning, investor relations, tax and treasury, and internal audit (for which he has administrative responsibility), and achievement of his individual goals. He also served on the Company’s Investment Committee. Specifically, for 2011, Mr. Parrell’s performance was assessed on the shared corporate financial and leadership goals, property management cost results, capital execution, his business unit’s goals and objectives, and his individual goal for the year. Mr. Parrell was recognized for strong performance for his leadership in raising at a favorable cost over $2.5 billion in new debt and equity capital which was used to refinance the Company’s maturing debts and to support the Company’s investment activities, successfully managing the complex REIT tax issues caused by the timing of the Company’s transaction activity and for his contribution to controlling property management costs, especially in the property accounting area. In light of the Committee’s assessment of Mr. Parrell's performance during 2011, Mr. Parrell received a cash bonus of $462,000 (123.2% of target) and a long-term compensation award of $965,995 (128.8% of target). For 2011, Mr. Parrell received a 15.4% salary increase, to bring his compensation closer to a competitive market level.

Benchmarking

To measure the Company’s executive compensation for competitiveness in the industry, the Compensation Committee engaged an outside consultant, FPL Associates L.P. (“FPL”), to provide a competitive compensation benchmarking analysis. This analysis utilizes data from a peer group of public real estate companies across a variety of asset classes (i.e., multifamily, office, industrial, hotel, retail, self-storage, health care and diversified). The Compensation Committee and the Company used this information as context for decisions about compensation practices and about pay levels for individual executive officers.

In 2011, the peer group consisted of 15 public REITs and one public real estate operating company that were of the largest size (by total market capitalization) within the public real estate industry, with a minimum level of total capitalization of $10.0 billion (as of December 31, 2010). The Company’s total capitalization, and market capitalization, at that time ranked it 4th largest among this 16-entity peer group. The Company’s Total Shareholder Return for 2010 and its Three-Year Total Shareholder Return for the years 2008-2010, ranked it first among the peer group. The peer group consisted of: AvalonBay Communities, Inc., Boston Properties, Inc., Brookfield Properties Corporation, Forest City Enterprises, Inc., General Growth Properties, Inc., HCP, Inc., Health Care REIT, Inc., Host Hotels & Resorts, Inc., Kimco Realty Corporation, Macerich Company, ProLogis, Public Storage, Simon Property Group, Inc., SL Green Realty Corp., Ventas, Inc., and Vornado Realty Trust.

FPL compared the individual components and total compensation of the Company’s top executives to the compensation of executives in comparable positions within the peer group. The tables provided to the Company’s Compensation Committee highlighted the 25th percentile, median, average, 75th percentile and 90th percentile market practices, and then displayed each of the Company’s listed executive’s compensation as a percentage of the variance from the market median and 75th percentile. Finally, FPL examined the level of compensation provided to the Company’s top five highest paid executive officers on a single year basis as it related to total capitalization and market capitalization (at December 31, 2010), and over the past three years (2008-2010) as it related to “total shareholder return,” as defined by FPL, created over such period for both the Company and its peer group.

Based upon FPL’s analyses and the overall performance assessment process described above, the Compensation Committee believes the total compensation of the named executive officers is fair and reasonable.

Long-Term Compensation Awards

Option Awards. For 2011, all executive officers were issued 50% of long-term compensation as Option Awards. The Company believes that Option Awards are particularly well-suited to aligning executives’ interests with those of shareholders and for motivating future performance because Option Awards have no current exercise value unless the share price appreciates. The number of options is determined by dividing the dollar value of the Option Award by the option value per share. Option Awards vest over three years of continuous employment at a rate of one-third of such award each year, providing further encouragement for the retention of key executives.

Share Awards. The remaining 50% of long-term compensation is issued as Restricted Shares or, at the choice of the employee as a one-for-one alternative to Restricted Shares, LTIP Units. The number of Share Awards is determined by dividing the dollar value of the award by the grant price. To encourage retention of key executives, Share Awards do not typically vest until completion of three years of continuous employment from the grant date, at which time they vest in full. Dividends are paid on Share Awards at the same rate as on unrestricted common shares/OP Units.

Pricing and Dates of Share Awards and Option Awards

The Company has a detailed procedure for establishing the grant date and valuation for its annual issuance of Share Awards and Option Awards. The Company’s Chief Financial Officer and/or Chief Accounting Officer provide the Compensation Committee with management’s recommendation for the valuation methodology of each option to be used in the Option Award. The Company generally uses the same valuation methodology for the value of each option as it uses to determine the accounting expense for Option Awards in accordance with the applicable accounting guidance. The Board, after reviewing the Compensation Committee’s recommendation, then approves the grant date (which must be on or after the approval date and typically follows the Company’s release of its fourth quarter earnings), the option valuation methodology, the allocation between Share Awards and Option Awards and the dollar amount of Share Awards and Option Awards for all employees. The Share Award value (for purposes of determining the number of Share Awards granted) and the exercise price of the Option Awards are equal to the price of the Company's common shares at the close of business on the grant date. Due to continued volatility in the stock market, the Board delegated to the Chief Executive Officer the authority to set the grant date within the five business day period immediately following the February 2, 2012 fourth quarter earnings call and, on February 3, 2012, the Chief Executive Officer set such date as the grant date.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”), limits the deductibility on the Company’s tax return of compensation over $1 million to any “covered employee” unless, in general, the compensation is paid pursuant to a plan which is performance-based, non-discretionary and has been approved by the Company’s shareholders. The Company believes that because it qualifies as a real estate investment trust under the IRC and pays dividends sufficient to minimize federal income taxes, the payment of compensation that may not satisfy the requirements of Section 162(m) will generally not materially affect the Company’s net income. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

COMPENSATION RISKS

The Compensation Committee extensively reviewed the elements of compensation to determine whether they encourage excessive risk taking and concluded that any risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. Although objective factors, such as Company performance and competitive market data, are factors used by the Compensation Committee when it sets compensation levels, compensation decisions also include subjective considerations, which restrain the influence of objective factors on excessive risk taking. The Company’s long-term compensation is designed to cultivate a level of risk taking behavior consistent with our business strategies and the vesting periods for long-term compensation awards encourage focus on sustained share price appreciation, as do the Company’s share ownership guidelines for senior management (as well as trustees).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis shown above. Based on such review and discussion, we recommended to the Board that the analysis be included in this Proxy Statement.

John W. Alexander, Chair

Linda Walker Bynoe

Bradley A. Keywell

B. Joseph White

EXECUTIVE COMPENSATION

The following table shows the compensation paid to or earned by our named executive officers during the year shown.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Restricted Shares/ LTIP Units (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total Compensation (4)
David J. Neithercut (5) Chief Executive Officer & President	2011 2010 2009	$625,000 625,000 625,000	$4,681,602 1,244,519 1,149,993	$4,681,683 1,244,541 1,150,004	$1,309,687 1,145,317 719,063	$9,474 9,270 8,689	$11,307,446 4,268,647 3,652,749

Alan W. George Executive Vice President & Chief Investment Officer	2011 2010 2009	425,000 425,000 425,000	527,808 454,722 496,120	527,884 454,774 496,133	589,050 527,850 318,325	9,472 13,890 13,281	2,079,214 1,876,236 1,748,859

Frederick C. Tuomi Executive Vice President & President-Property Management	2011 2010 2009	425,000 425,000 425,000	509,976 495,110 489,199	510,019 495,135 489,208	586,712 510,000 346,587	9,591 12,489 9,360	2,041,298 1,937,734 1,759,354

David S. Santee Executive Vice President- Operations	2011 2010 2009	375,000 350,000 350,000	419,958 425,247 331,770	420,040 425,252 331,788	517,687 420,000 297,675	7,350 7,350 10,212	1,740,035 1,627,849 1,321,445

Mark J. Parrell Executive Vice President & Chief Financial Officer	2011 2010 2009	375,000 325,000 325,000	409,485 356,999 332,600	409,515 357,000 332,626	462,000 409,500 374,900	13,441 7,350 12,410	1,669,441 1,455,849 1,377,536

(1)	The dollar amount shown equals the number of restricted shares/LTIP Units and options granted during the listed years for services performed in the prior year. Accordingly, the amounts listed for 2011, 2010 and 2009 are for services performed in 2010, 2009 and 2008, respectively. For Mr. Neithercut, the dollar value of the amounts listed for 2011 also includes a retention award granted to him in 2011, the terms and vesting for which are described in footnote 5 below. The dollar value of the restricted shares/LTIP Units is determined by multiplying the closing price of the common shares on the grant date by the number of restricted shares/LTIP Units granted. The options were granted at an exercise price equal to the closing price of the common shares on the date of grant. Restricted shares/LTIP Units vest in full on the third anniversary of the grant date and options vest in equal installments over three years, except for the LTIP Units and options granted to Mr. Neithercut in connection with his retention award which vest as described in footnote 5 below. Distributions are paid on restricted shares/LTIP Units at the same rate as on unrestricted common shares. See the Grants of Plan-Based Awards table below for the 2012 grants made for services performed in 2011. Assumptions used in the calculation of all amounts are included in footnotes 2 and 12 of the audited financial statements included in the Company’s Annual Report on Form 10-K for 2011 and footnotes 2 and 14 for prior years.
(2)	Represents discretionary cash bonuses paid by the Company for the year in which the services were performed, even though paid in February of the following year. Accordingly, the amounts listed for 2011, 2010, and 2009 consist of cash bonuses paid in February 2012, 2011 and 2010, respectively.

(3)	Represents other benefits provided to the named executive officers, including Company matching and contributions (if any) to the Company's 401(k) plan, the payment of life insurance premiums and the cost of executive physicals.
(4)	The named executives do not have pension benefits and are not entitled to above-market or preferential earnings on nonqualified deferred compensation.
(5)	In addition to Mr. Neithercut’s 2011 annual long-term compensation grant for services performed in 2010, the dollar value of the restricted shares/LTIP Units and options listed for the year 2011 includes a long-term compensation grant and retention award to Mr. Neithercut valued at $6,500,000, which was comprised of 50% LTIP Units and 50% options. This award vests in full on February 1, 2016, provided Mr. Neithercut does not voluntarily leave the Company or is terminated by the Company for cause, prior to that date, or earlier upon his death, disability, or a change in control of the Company. In addition, in the event of the termination by the Company of Mr. Neithercut’s employment, other than for cause and the aforementioned events, the award would vest pro-rata. See the Grants of Plan-Based Awards table below for more information regarding this award.

GRANTS OF PLAN-BASED AWARDS

The following table shows the number of shares/LTIP Units and options granted the named executive officers in the calendar years 2011 and 2012. Pursuant to SEC rules, this table requires the disclosure of such grants made in 2011 for services performed in 2010. Although not required by SEC rules, in order to more fully disclose the compensation for the named executives, this table also includes such grants made in February 2012 for services performed in 2011.

Name	Grant Date (1)(2)(3)	Number of Shares/ LTIP Units Granted	Number of Options Granted	Exercise Price Per Option	Closing Price on Grant Date	Grant Date Fair Value of Shares/LTIP Units and Option Awards (1)(2)(3)
David J. Neithercut	2/7/2011 2/7/2011 9/23/2011 9/23/2011 2/3/2012 2/3/2012	26,655 — 61,170 — 33,347 —	— 171,250 — 435,078 — 235,269	— $53.71 — 53.13 — 60.25	$53.71 53.71 53.13 53.13 60.25 60.25	$1,431,640 1,431,650 3,249,962 3,250,033 2,009,157 2,009,197
Alan W. George	2/7/2011 2/7/2011 2/3/2012 2/3/2012	9,827 — 10,184 —	— 63,144 — 71,850	— 53.71 — 60.25	53.71 53.71 60.25 60.25	527,808 527,884 613,586 613,599
Frederick C. Tuomi	2/7/2011 2/7/2011 2/3/2012 2/3/2012	9,495 — 9,737 —	— 61,007 — 68,708	— 53.71 — 60.25	53.71 53.71 60.25 60.25	509,976 510,019 586,654 586,766
David S. Santee	2/7/2011 2/7/2011 2/3/2012 2/3/2012	7,819 — 8,592 —	— 50,244 — 60,621	— 53.71 — 60.25	53.71 53.71 60.25 60.25	419,958 420,040 517,668 517,703
Mark J. Parrell	2/7/2011 2/7/2011 2/3/2012 2/3/2012	7,624 — 8,016 —	— 48,985 — 56,561	— 53.71 — 60.25	53.71 53.71 60.25 60.25	409,485 409,515 482,964 483,031

(1)	2/7/11 Grant. This grant of restricted shares/LTIP Units and options for services performed in 2010 was approved by the Board on January 25, 2011. The dollar value of the restricted shares/LTIP Units, which vest in full on the third anniversary of the grant date, is determined by multiplying the closing price of the common shares on the grant date by the number of restricted shares/LTIP Units granted. The options were granted at an exercise price equal to the closing price of the common shares on the date of grant and vest in equal installments over three years. The grant date fair value of $8.36 per option was calculated using the modified Black-Scholes option pricing model and the following assumptions: an estimated time until exercise of 5 years, a volatility of 27.06%, a risk-free interest rate of 2.27%, and a dividend yield of 4.56%.
(2)	9/23/2011 Grant. This grant of LTIP Units and options was issued in connection with a retention award to Mr. Neithercut and was approved by the Board on September 21, 2011. This award vests in full on February 1, 2016, provided Mr. Neithercut does not voluntarily leave the Company or is terminated by the Company for cause, prior to that date, or earlier upon his death, disability, or a change in control of the Company. In addition, in the event of the termination by the Company of Mr. Neithercut’s employment, other than for cause and the aforementioned events, the award would vest pro-rata. The dollar value of the LTIP Units is determined by multiplying the closing price of the common shares on the grant date by the number of LTIP Units granted. The options were granted at an exercise price equal to the closing price of the common shares on the date of grant. The grant date fair value of $7.47 per option was calculated using the modified Black-Scholes option pricing model and the following assumptions: an estimated time until exercise of 5 years, a volatility of 27.10%, a risk-free interest rate of 0.79%, and a dividend yield of 4.35%.
(3)	2/3/12 Grant. This grant of restricted shares/LTIP Units and options for services performed in 2011 was approved by the Board on January 25, 2012. The dollar value of the restricted shares/LTIP Units, which vest in full on the third anniversary of the grant date, is determined by multiplying the closing price of the common shares on the grant date by the number of restricted shares/LTIP Units granted. The options were granted at an exercise price equal to the closing price of the common shares on the date of grant and vest in equal installments over three years. The grant date fair value of $8.54 per option was calculated using the modified Black-Scholes option pricing model and the following assumptions: an estimated time until exercise of 5 years, a volatility of 27.43%, a risk-free interest rate of 0.71%, and a dividend yield of 4.35%.

The following table shows the value realized by the named executives upon exercise of options and the vesting of shares/LTIP Units during 2011. These option and share awards were granted to the named executives in previous years and were not part of their 2011 compensation package.

OPTION EXERCISES AND SHARES VESTED DURING 2011

			Share Awards (1)
	Option Awards		Number of
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Shares/LTIP Units Acquired on Vesting	Value Realized on Vesting
David J. Neithercut	186,151	$5,249,944	39,765	$2,135,778

Alan W. George	172,227	4,263,949	18,959	1,018,288

Frederick C. Tuomi	162,637	4,189,828	17,897	961,248

David S. Santee	81,716	2,151,056	7,885	423,503

Mark J. Parrell	52,057	1,446,945	4,861	261,084

(1)	Reflects the vesting of restricted shares/LTIP Units granted in 2008 for services performed in 2007. Mr. Parrell deferred 2,431 of his vested shares to the Company’s Deferred Compensation Plan, which plan is described in the Nonqualified Deferred Compensation table below.

PENSION BENEFITS

As the Company does not have a pension plan, there are no pension benefits to disclose for the named executive officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

	Option Awards				Share Awards
	Number of Unexercised Options		Option Exercise	Option Expiration	Number of Unvested Restricted	Market Value of Unvested Restricted
Name	Exercisable	Unexercisable	Price	Date (1)	Shares/LTIP Units	Shares/LTIP Units (2)
David J. Neithercut	—	—	—	—	175,420	$10,004,203
	69,210	0	$31.76	2/03/2015	—	—
	125,003	0	42.80	2/03/2016	—	—
	90,859	0	53.50	2/08/2017	—	—
	125,309	0	38.57	2/07/2018	—	—
	226,825	113,413	23.07	2/06/2019	—	—
	67,127	134,255	32.97	2/05/2020	—	—
	0	171,250	53.71	2/07/2021	—	—
	0	435,078	53.13	9/23/2021	—	—

Total:	704,333	853,996			175,420	10,004,203

Alan W. George	—	—	—	—	45,124	2,573,422
	22,497	0	42.80	2/3/2016	—	—
	41,938	0	53.50	2/8/2017	—	—
	59,742	0	38.57	2/7/2018	—	—
	97,856	48,929	23.07	2/6/2019	—	—
	24,529	49,059	32.97	2/5/2020	—	—
	0	63,144	53.71	2/7/2021	—	—

Total:	246,562	161,132			45,124	2,573,422

Frederick C. Tuomi	—	—	—	—	45,717	2,607,241
	45,918	0	42.80	2/3/2016	—	—
	41,938	0	53.50	2/8/2017	—	—
	0	48,246	23.07	2/6/2019	—	—
	0	53,413	32.97	2/5/2020	—	—
	0	61,007	53.71	2/7/2021	—	—

Total:	87,856	162,666			45,717	2,607,241

David S. Santee	—	—	—	—	35,098	2,001,639
	19,770	0	53.50	2/8/2017	—	—
	0	32,721	23.07	2/6/2019	—	—
	0	45,874	32.97	2/5/2020	—	—
	0	50,244	53.71	2/7/2021	—	—

Total:	19,770	128,839			35,098	2,001,639

Mark J. Parrell	—	—	—	—	32,869	1,874,519
	4,023	0	42.80	2/3/2016	—	—
	4,569	0	53.50	2/8/2017	—	—
	5,107	0	38.57	2/7/2018	—	—
	1	32,804	23.07	2/6/2019	—	—
	0	38,512	32.97	2/5/2020	—	—
	0	48,985	53.71	2/7/2021	—	—

Total:	13,700	120,301			32,869	1,874,519

(1)	All options, which were granted ten years prior to the stated expiration date, vest in equal installments over three years, other than the options granted to Mr. Neithercut on September 23, 2011 which vest as described in the Grants of Plan-Based Awards table.
(2)	The dollar amount shown equals the number of outstanding restricted shares/LTIP Units at December 31, 2011 multiplied by $57.03, the fair market value of the common shares at December 31, 2011. Restricted shares/LTIP Units vest in full on the third anniversary of the grant date, other than the LTIP Units granted to Mr. Neithercut on September 23, 2011 which vest as described above in the Grants of Plan-Based Awards table.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the current value of the compensation previously earned and deferred by the named executive officers to the Company’s employee funded Deferred Compensation Plan. As the Company has not made any contributions to the Plan since its inception in 1995 and does not guaranty any investment return, the balances shown are comprised entirely of contributions made by the executive officers from their salary, bonus or vested restricted share awards for prior years and the earnings on those amounts. A substantial portion of the balances shown is invested in the Company’s common shares.

Name	Executive Contributions in 2011	Company Contributions in 2011	Earnings/ (Losses) in 2011	Withdrawals/ Distributions in 2011	Balance at December 31, 2011
David J. Neithercut	$0	$0	$349,630	$0	$13,440,740
Alan W. George	0	0	2,076	0	11,124,068
Frederick C. Tuomi	0	0	212,126	0	1,959,066
David S. Santee	0	0	188,508	0	1,607,778
Mark J. Parrell (1)	149,204	0	34,995	0	1,027,371

(1)	Of the amount shown in the “Executive Contributions” column, $18,635 of Mr. Parrell’s contribution is also included in the Summary Compensation Table as annual salary that was paid in 2011.

The Plan allows all Company employees with annual total cash compensation of $110,000 or above to defer receipt of up to 25% of their base salary and up to 100% of their annual cash bonus and restricted shares upon vesting. Any deferred compensation is deposited by the Company directly with the independent trustee of the Plan, and invested, at the option of the participant, in Company common shares or in a limited number of independent mutual funds. Deferral elections are made by eligible employees during an open enrollment period each year for amounts to be earned or granted in the following year. Benefits under the Plan will be paid out, in either a lump sum or in annual installments, upon certain events such as termination of employment, disability, death or change in control.

POTENTIAL PAYMENTS UPON TERMINATION OF

EMPLOYMENT OR CHANGE IN CONTROL

The following table discloses the potential payments that would be provided each named executive officer under the Company’s compensation and benefit plans and arrangements in the event of a termination of employment or Change in Control (as defined below) of the Company on December 31, 2011.

Event	David J. Neithercut	Alan W. George	Frederick C. Tuomi	David S. Santee	Mark J. Parrell
Change in Control without termination:
• Cash Severance	—	—	—	—	—
• Accrued Bonus and LTC	—	—	—	—	—
• Unvested Equity Awards (1)	$19,351,237	$5,625,049	$5,733,335	$4,383,382	$4,077,772
• Health Care Benefits	—	—	—	—	—
• Excise Tax Gross-Up (2)	—	—	—	—	1,278,546

Total:	$19,351,237	$5,625,049	$5,733,335	$4,383,382	$5,356,318
Change in Control with termination without Cause or Resignation by Employee for Good Reason:
• Cash Severance (3)	$3,460,786	$1,917,281	$1,929,233	$1,484,650	$1,741,613
• Accrued Bonus and LTC (4)	3,281,250	1,275,000	1,275,000	1,125,000	1,125,000
• Unvested Equity Awards (1)	19,351,237	5,625,049	5,733,335	4,383,382	4,077,772
• Health Care Benefits (5)	37,513	39,698	33,091	38,593	40,218
• Excise Tax Gross-Up (2)	—	—	—	—	1,278,546

Total:	$26,130,786	$8,857,028	$8,970,659	$7,031,625	$8,263,149
Termination by Company for Cause; Resignation by Employee without Good Reason prior to retirement:
• Cash Severance	—	—	—	—	—
• Accrued Bonus and LTC	—	—	—	—	—
• Unvested Equity Awards	—	—	—	—	—
• Health Care Benefits	—	—	—	—	—

Total:	$0	$0	$0	$0	$0
Termination due to Death or Disability:
• Cash Severance	—	—	—	—	—
• Accrued Bonus and LTC	—	—	—	—	—
• Unvested Equity Awards (1)	$19,351,237	$5,625,049	$5,733,335	$4,383,382	$4,077,772
• Health Care Benefits	—	—	—	—	—

Total:	$19,351,237	$5,625,049	$5,733,335	$4,383,382	$4,077,772

(1)	Pursuant to the Company’s Share Incentive Plans, upon a Change in Control of the Company, or upon the employee’s death or disability, all the Company’s employees receive accelerated vesting of unvested share options and outstanding restricted shares/LTIP Units. The dollar amount shown equals: (i) the number of outstanding unvested restricted shares/LTIP Units at December 31, 2011 multiplied by $57.03, the fair market value of the common shares as of that date; and (ii) the in-the-money value of unvested options at December 31, 2011 ($57.03 less the option exercise price of in-the-money options).

(2)	Upon a Change in Control of the Company, the executive may be subject to certain excise taxes under Section 280G of the IRC to the extent that the present value of certain change in control payments received by the executive pursuant to the Change in Control of the Company equals or exceeds an amount equal to the prior five year average of the executive's form W-2 compensation. The Company has agreed to reimburse the executives pursuant to the Change in Control/Severance Agreements described below for those excise taxes as well as any income and excise taxes payable by the executives as a result of any reimbursements for such taxes. No such excise taxes are due in the event of the termination of an executive’s employment for reasons other than a Change in Control of the Company.
(3)	The cash severance due each named executive is 2.25 times (2.0 times for Mr. Santee) the multiple of base salary and average bonus paid in the last three calendar years.
(4)	Represents the target cash bonus and the target long-term incentive compensation grant of restricted shares and options for the year of termination.
(5)	Represents the cost of the continuation of health care benefits for the applicable time periods described below in “Change of Control/Severance Agreements.” For Mr. Neithercut and Mr. Tuomi, who are eligible for retirement under the Rule of 70 (defined below), these amounts do not include the additional health benefits described below in “Retirement Benefits Agreements.”

Amounts Not Shown in Table

The amounts shown in the table do not include the following:

•	Distributions of plan balances under the Company’s deferred compensation plan as shown in the Nonqualified Deferred Compensation table; and

•

Payments and benefits to the extent they are provided on a non-discriminatory basis to all employees generally upon termination of employment including: (i) accrued salary and vacation pay; (ii) distributions of plan balances under the Company’s 401(k) plan; and (iii) life insurance proceeds in the event of death.

Change in Control/Severance Agreements

The Company has Change in Control/Severance agreements (the “CIC Agreements”) with the named executive officers that become effective upon a “Change in Control” and entitle such officers to severance payments in the event of their termination following a Change in Control. The Company adopted change-in-control agreements to ensure that the Company’s executives maintain neutrality in their decision-making process and act in the best interests of shareholders in the event of a potential merger or acquisition. A Change in Control will generally be deemed to have occurred upon a third party’s acquisition of 30% or more of the Company’s common shares or assets, whether through purchase, merger or consolidation.

In the event that an executive is dismissed without Cause or resigns for Good Reason during the three-year period following the effective date of the Change in Control, he will be entitled to all accrued but unpaid compensation, a prorated bonus and long-term incentive compensation grant through the date of termination, and a lump sum cash severance payment equal to a multiple (2.25 for Mr. Neithercut, Mr. Tuomi, Mr. George and Mr. Parrell and 2.0 for Mr. Santee) of the executive’s annual base salary plus the average of the executive’s annual bonus for the last three calendar years. In addition, all options and restricted shares/LTIP Units would immediately vest. The executive is also entitled to continued medical, dental, life and disability benefits for 2.25 years (2.0 years for Mr. Santee). If any payments made to an executive would result in an excise tax imposed by Section 4999 of the IRC, the executive would become entitled to receive a tax reimbursement that would put the executive in the same financial position after-tax that he or she would have been in if the excise tax did not apply to such amounts. The Company will not enter into any new agreements with its executive officers that include any excise tax gross-up provisions with respect to payments contingent upon a Change in Control.

The Company's termination of an executive is for Cause if: (i) the executive has been convicted of a felony or dishonesty; or (ii) the termination is evidenced by a resolution adopted in good faith by at least two-thirds of the Board that the executive either intentionally and continually failed substantially to perform his reasonable assigned duties for more than thirty days after written notice, or the executive intentionally engaged in conduct which is demonstrably and materially injurious to the Company. A termination by an executive is for Good Reason, and is thus treated the same as the termination by the Company without Cause, if it results from: (i) a material diminution in the executive's status, position or responsibilities; (ii) any reduction in the executive's base salary or overall compensation and benefits; (iii) the relocation of the executive's home office by more than 30 miles; or (iv) a material breach by the Company of the CIC Agreement, the Company's insolvency, or any purported termination of the executive's employment for Cause which does not comply with the CIC Agreement.

Retirement/Rule of 70

The Company’s Share Incentive Plans provide for certain benefits upon retirement at or after age 62 or upon meeting certain age/length of service requirements. For employees hired prior to January 1, 2009, retirement generally will mean the termination of employment (other than for cause): (i) on or after age 62; or (ii) prior to age 62 after meeting the requirements of the Rule of 70. For employees hired after January 1, 2009, retirement generally will mean the termination of employment (other than for cause) after meeting the requirements of the Rule of 70.

The Rule of 70 is met when an employee’s years of service with the Company (which must be at least 15 years) plus his or her age (which must be at least 55 years) on the date of termination equals or exceeds 70 years. In addition, the employee must give the Company at least 6 months’ advance written notice of his or her intention to retire and sign a release upon termination of employment, releasing the Company from customary claims and agreeing to ongoing non-competition and employee non-solicitation provisions. Mr. Neithercut and Mr. Tuomi are currently eligible for retirement under the Rule of 70.

For Trustees, who are not eligible for the Rule of 70, retirement generally means termination of service on the Board (other than for cause) on or after age 72. Mr. Zell is retirement eligible in 2013.

For employees hired prior to January 1, 2009 who retire at or after age 62 or for Trustees who retire at or after age 72, such employee’s unvested restricted shares, LTIP Units and share options would immediately vest, and share options would continue to be exercisable for the balance of the applicable ten-year option period. For all other employees (those hired after January 1, 2009 and those hired before such date who choose to retire prior to age 62), upon such retirement under the Rule of 70, such employee’s unvested restricted shares, LTIP Units and share options would continue to vest per the original vesting schedule (subject to immediate vesting upon the occurrence of a subsequent Change in Control of the Company or the employee’s death or disability), and options would continue to be exercisable for the balance of the applicable ten-year option period, subject to the employee’s compliance with the non-competition and employee non-solicitation provisions. If an employee violates these provisions after such retirement, all unvested restricted shares, unvested LTIP Units and unvested and vested share options at the time of the violation would be void, unless otherwise approved by the Compensation Committee.

Split Dollar Life Insurance Agreements

Mr. Neithercut, Mr. Tuomi and Mr. George each entered into Split Dollar Life Insurance Agreements with the Company in December 1997, pursuant to which the Company purchased split dollar life insurance policies for the executives with death benefits of approximately $2 million each. The Company has not paid any insurance premiums relating to these policies in the past seven years. Upon the executive’s termination of employment before retirement, the executive must borrow against the policy or partially surrender the policy in an amount to repay the insurance premiums to the Company. In the event of the death of an insured before retirement, the Company will be paid insurance proceeds equal to the cumulative insurance premiums paid on the policy by the Company, plus 10% interest per annum for up to ten years, with excess insurance proceeds being paid to the insured’s beneficiary. Upon the executive’s retirement after meeting the requirement of the Rule of 70, the executive will be fully vested in the policy and the Company will release its collateral assignment of the split dollar life insurance policies referenced therein, thereby releasing its right to receive any portion of the life insurance benefits and the premiums previously paid by it. Mr. Neithercut and Mr. Tuomi are eligible for retirement under the Rule of 70.

Retirement Benefits Agreements

The Company has entered into Executive Retirement Benefits Agreements with Mr. Neithercut, Mr. Tuomi and Mr. George. These agreements provide that, if either the named executive retires from the Company after reaching age 62 or meeting the requirements of the Rule of 70, or is terminated as a result of a Change in Control after reaching age 62 or meeting the requirements of the Rule of 70, the executive will be eligible to receive health and life insurance benefits for the remainder of his life in the same amounts as any regular active employee. These benefits will be offered at the same rates as would be paid by an active employee for like coverage and subject to increase as for any other active employee. Mr. Neithercut and Mr. Tuomi are eligible for retirement under the Rule of 70.

TRUSTEE COMPENSATION

The following table shows the compensation paid to or earned by our current and former non-employee trustees for their service on the Board during 2011.

Name	Annual Cash Fee (1)	Restricted Share Awards (2)	Option Awards (2)	Total
Samuel Zell, Chairman (3)	$0	$1,624,943	$1,625,051	$3,249,994
Gerald A. Spector Vice Chairman (4)	52,706	43,696	43,802	140,204
Charles L. Atwood Lead Trustee	90,495	43,696	43,802	177,993
David Neithercut (1)	0	0	0	0
John W. Alexander	73,371	43,696	43,802	160,869
Linda Walker Bynoe	57,247	43,696	43,802	144,745
Mary Kay Haben (5)	28,978	40,633	40,632	110,243
Bradley A. Keywell (5)	42,709	50,753	50,921	144,383
John E. Neal	81,425	43,696	43,802	168,923
Mark S. Shapiro	59,247	43,696	43,802	146,745
B. Joseph White	73,371	43,696	43,802	160,869

Total:	$559,549	$2,022,201	$2,023,218	$4,604,968

(1)	Mr. Zell received a grant of $3,250,000 of options and restricted shares for his services as the Company's Chairman of the Board during 2011, as further described in footnote 2 below. Our employee trustee, Mr. Neithercut received no additional compensation for his service as a Trustee during 2011. Mr. Zell does not receive a fee for acting as Chair of the Executive Committee. Mr. Zell and Mr. Neithercut do not receive a fee for their service on the Pricing Committee.
(2)	For service on the Board in 2011 (from the June 2011 Annual Meeting of Shareholders to the June 2012 Annual Meeting of Shareholders), each non-employee trustee (with the exception of Mr. Zell) received an annual long-term incentive grant of $87,500 on June 16, 2011, which was allocated 50% to options and 50% to restricted shares, utilizing the same valuation criteria and the same ratio of options and restricted shares as approved by the Board for the annual long-term incentive grants to the Company’s executive officers. Accordingly, each non-employee trustee received 742 restricted shares valued at $43,696 ($58.89 per share) and 4,955 options valued at $43,802 ($8.84 per option). All such restricted shares and options will vest in full on the first anniversary of the grant date. Trustees are also entitled to certain vesting benefits upon retirement, as described in the “Retirement/Rule of 70” discussion in Executive Compensation. Generally, retirement means termination of service on the Board (other than for cause) on or after age 72.

For his services performed in 2010 as Chairman of the Board, Mr. Zell received an annual long-term incentive grant on February 7, 2011 of $3,000,000 of options and restricted shares which was allocated 50% to options and 50% to restricted shares, utilizing the same valuation criteria and the same ratio of options and restricted shares as approved by the Board for the annual long-term incentive grants to the Company’s executive officers. Accordingly, Mr. Zell received 27,927 restricted shares valued at $1,499,959 ($53.71 per share) and 179,430 options valued at $1,500,035 ($8.36 per option). The restricted shares were granted at a share price equal to the closing price of the common shares on February 7th and vest in full on the third anniversary of the grant. Dividends are paid on restricted shares at the same rate as on unrestricted common shares. The options were granted at an exercise price equal to the closing price of the common shares on February 7th and vest in equal installments over a three-year period. For his services performed in 2011 as Chairman of the Board, Mr. Zell received an annual long-term incentive grant on February 3, 2012 of $3,250,000 of options and restricted shares. Accordingly, Mr. Zell received 26,970 restricted shares valued at $1,624,943 ($60.25 per share) and 190,287 options valued at $1,625,051 ($8.54 per option). The restricted shares were granted at a share price equal to the closing price of the common shares on February 3rd and vest in full on the third anniversary of the grant. The options were granted at an exercise price equal to the closing price of the common shares on February 3rd and vest in equal installments over a three-year period. Assumptions used in the calculation of all amounts are included in footnotes 2 and 12 of the audited financial statements included in the Company’s Annual Reports on Form 10-K for 2011 and footnotes 2 and 14 for prior years.
(3)	The Company entered into a Retirement Benefits Agreement with Mr. Zell in October 2001 which provides him with a cash retirement benefit after the termination of his service as Chairman of the Board. If Mr. Zell’s employment as Chairman is terminated for any reason, other than by the Company for cause, he (or his estate in the event of his death) will be entitled to an annual retirement benefit of $500,000 (as increased by a CPI index from January 2002 through the termination date) over a ten-year period commencing on the termination date. The present value of these payments, assuming the termination of Mr. Zell’s employment as of December 31, 2011, is $4,864,899. Should Mr. Zell be terminated for cause, he would not be entitled to any retirement benefit.
(4)	In connection with his retirement from the Company in December 2007, Mr. Spector is also entitled to the payments under his Deferred Compensation Agreement described below.
(5)	Ms. Haben and Mr. Keywell received prorated grants of restricted share and option awards in 2011. Ms. Haben’s prorated grant was awarded on July 12, 2011 for her service from July 12, 2011, the date of her appointment to the Board, to the June 2012 Annual Meeting in the amount of $81,265. Mr. Keywell received a prorated grant on April 8, 2011 for his service from April 8, 2011, the date of his appointment to the Board, to the June 2011 Annual Meeting in the amount of $14,176, in addition to his annual grant of $87,500 (for service from the June 2011 Annual Meeting to the June 2012 Annual Meeting).

Effective June 2011, the Board approved an increase in the base annual compensation, from $125,000 to $142,500, and certain committee fees paid to its non-employee trustees (other than its Chairman) and the lead trustee fee. The Compensation Committee recommended these increases to bring total trustee compensation closer to a competitive market level. The adjustments to the various components of trustee compensation are described below:

	Current Fees	Prior Fees
Annual Retainer
Cash	$55,000	$50,000
Equity (restricted shares and options)	87,500	75,000

Total:	142,500	125,000

Committee Compensation
Audit – Chair	18,750	17,500
Compensation – Chair	12,500	10,500
Governance – Chair	12,500	10,500
Executive – Chair	—	—
Audit – Member	7,000	6,000
Compensation – Member	5,000	4,000
Governance – Member	5,000	4,000
Executive – Member	4,000	4,000

Lead Trustee Fee	25,000	20,000

Trustees who are first appointed or elected to the Board after the beginning of a fiscal year receive prorated cash fees and long-term incentive grants for their first year of service. For non-employee trustees retiring from the Board or completing a scheduled term on the Board without re-nomination, vesting of all outstanding options and restricted shares granted as compensation for serving as a trustee is accelerated, and options may be exercised through the balance of the ten-year option period. The Company also reimburses the trustees for travel expenses incurred in connection with their activities on behalf of the Company, with the exception of Mr. Zell who is responsible for his own business related expenses.

All trustees are expected to own, within three years of joining the Board, at least $250,000 in Company shares or OP Units. All Trustees who have served on the Board for more than three years own Company shares well in excess of this standard.

The Trustees do not have pension benefits and are not entitled to any above-market or preferential earnings on nonqualified deferred compensation. Trustees are eligible to purchase shares under the Company’s Employee Share Purchase Plan (the “ESPP”) at the discounted purchase price under the plan not to exceed $100,000 per year. Non-employee trustees do not participate in the Company’s profit sharing or 401(k) Plan and do not receive any matching contributions on any trustee compensation.

The following table shows the aggregate number of outstanding restricted shares and options of each non-employee trustee at December 31, 2011.

Name	Restricted Shares	Unvested Options	Vested Options
Samuel Zell	122,233	443,744	2,201,802
Gerald A. Spector	3,504	12,702	549,027
Charles L. Atwood	3,504	12,702	37,165
John W. Alexander	3,504	12,702	49,497
Linda Walker Bynoe	2,457	10,012	4,042
Mary Kay Haben (1)	652	4,355	0
Bradley A. Keywell (1)	869	5,777	0
John E. Neal	3,504	12,702	10,614
Mark S. Shapiro	2,318	10,566	2,805
B. Joseph White	3,504	12,702	21,463

Total:	146,049	537,964	2,876,415

(1)	Ms. Haben was not appointed to the Board until July 2011 and Mr. Keywell was not appointed to the Board until April 2011.

Deferred Compensation Agreement with Mr. Spector

The Company entered into a Deferred Compensation Agreement with Mr. Spector in January 2002 which provides him with a ten-year cash retirement benefit after the termination of his employment with the Company. Mr. Spector’s ten annual installments commenced on January 1, 2009 with an annual payment of $643,887. The present value estimate of these payments as of December 31, 2011 is $2,906,659.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Ernst & Young, the Company’s independent auditor for 2011, was responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2011, and Ernst & Young’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by applicable auditing standards. Ernst & Young has provided to the Audit Committee the written disclosures and the letter required by applicable independence standards, and the Audit Committee has discussed with Ernst & Young the firm’s independence. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young’s independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

Audit Committee:

John E. Neal, Chair

Charles L. Atwood

Mary Kay Haben

Mark S. Shapiro

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Code of Ethics and Business Conduct (the “Code”) provides that its employees and trustees should avoid conflicts of interest with regard to their own or the Company’s interest. Under the Code, a conflict of interest exists whenever an individual’s private interests interfere or are at odds with the interests of the Company. Such a conflict can arise when (i) an employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively, or (ii) an employee or member of his or her family receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. For purposes of the Code, the “interests” of each employee include any interests of his or her “immediate family,” defined as spouse, same-sex domestic partner, children, parents, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law. Any waiver of the provisions of the Code for executive officers or trustees may only be made by the Board of Trustees or the Audit Committee, and any such waiver will be disclosed as required by law or regulation and the rules of the NYSE. The Audit Committee has responsibility for reviewing the Company’s written policies relating to the avoidance of conflicts of interest and reviewing any proposed related party transactions. No trustees or executive officers are indebted to the Company under any Company loans. The following describes the Company’s related party transactions:

•

The Operating Partnership leases its corporate headquarters from an entity controlled by Mr. Zell on terms the Company believes to be equivalent to a third party transaction pursuant to a lease that expires on January 31, 2022. Amounts incurred for such office space and related office facility services in 2011 were approximately $2,184,377.

OTHER MATTERS

The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

By Order of the Board of Trustees

Bruce C. Strohm

Corporate Secretary

Chicago, Illinois

April 16, 2012

EQUITY RESIDENTIAL TWO NORTH RIVERSIDE PLAZA CHICAGO, ILLINOIS 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M45639-P22643	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUITY RESIDENTIAL		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Trustees recommends you vote “FOR” the following proposals:
1.	Election of Trustees Nominees:

01) John W. Alexander 03) Linda Walker Bynoe 05) Bradley A. Keywell 07) David J. Neithercut 09) Gerald A. Spector 11) Samuel Zell
02) Charles L. Atwood 04) Mary Kay Haben 06) John E. Neal 08) Mark S. Shapiro 10) B. Joseph White

						For	Against	Abstain
2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for the year ending December 31, 2012.					☐	☐	☐

3.	Advisory Approval of Executive Compensation.					☐	☐	☐

The Board of Trustees recommends you vote “AGAINST” the following proposal:

4.	Shareholder proposal relating to sustainability reporting.					☐	☐	☐

NOTE: In their discretion, the Representatives are authorized to vote upon such other matters as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.		☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M45640-P22643

EQUITY RESIDENTIAL

Annual Meeting of Shareholders - June 21, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned shareholder(s) of Equity Residential, a Maryland real estate investment trust (the “Company”), hereby appoint(s) DAVID J. NEITHERCUT and BRUCE C. STROHM, or either of them (the “Representatives”), with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of the Company, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting and otherwise represent the undersigned with all powers possessed by the undersigned if personally present at the Annual Meeting, to be held at 1:00 p.m., local time, on June 21, 2012, at Two North Riverside Plaza, Suite 2400, Chicago, Illinois, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such common shares. If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted “FOR” all Nominees for Trustee, “FOR” Proposals 2 and 3 and “AGAINST” Proposal 4, and in the discretion of the Representatives in any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Address change/comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side